Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of August 29, 2020

by and among

SOCIÉTÉS DES PRODUITS NESTLÉ S.A.

SPN MERGERSUB, INC.

and

AIMMUNE THERAPEUTICS, INC.

i

ii

Annex I	Conditions to the Offer	I-1

Exhibit A	Company Charter	B-1

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 29, 2020, is entered into by and among Sociétés des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland (“Parent”); SPN MergerSub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); and Aimmune Therapeutics, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub, and the Company are referred to herein as a “Party” and together as “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

RECITALS

WHEREAS, the board of directors of the Company (by unanimous vote of its disinterested members) has (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, (b) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) recommended that the Unaffiliated Stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer, and (d) resolved that the Merger shall be governed by and effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and that the Merger shall be consummated as soon as practicable following the Acceptance Time;

WHEREAS, the board of directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, and (c) recommended that the sole stockholder of Merger Sub adopt this Agreement;

WHEREAS, Parent proposes to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase (subject to satisfaction of the Minimum Tender Condition) any and all outstanding shares of Common Stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) that the Affiliated Stockholders do not own at a price per share of Company Common Stock of $34.50 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, subject to the occurrence of the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE OFFER

Section 1.01    The Offer.

(a)    Commencement of the Offer. Provided that this Agreement has not been terminated pursuant to Section 9.01, as promptly as reasonably practicable after the date of this Agreement (but no later than ten (10) business days after the date of this Agreement), and subject to the Company having timely provided any information required to be provided by it pursuant to Section 1.01(g) and Section 1.02(b), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer at a price per share equal to the Offer Price (as adjusted as provided in Section 1.01(c), if applicable), net to the seller thereof in cash, without interest and subject to any withholding of Taxes in accordance with Section 1.01(h).

(b)    Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the conditions set forth in Annex I (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Merger Sub, and Parent and Merger Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which is non-waivable and may not be amended or modified. Parent and Merger Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing (in its sole and absolute discretion), Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, or amend, modify or waive clauses (b), (c)(i) or (c)(ii) of the Offer Conditions, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner that is or would reasonably be expected to be adverse to the Unaffiliated Stockholders, or (vi) terminate, accelerate, limit or extend the expiration date of the Offer in any manner other than in accordance with the terms of Section 1.01(d).

(c)    Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other similar change with respect to Company Common Stock occurring on or after the date of this Agreement and prior to Merger Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer; provided, however, that (i) nothing in this Section 1.01 shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) share repurchases and grants of equity compensation solely to the extent expressly permitted by the terms of this Agreement, shall not result in any adjustment to the Offer Price.

(d)    Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at 12:00 a.m., Eastern time, on the twentieth (20th) business day (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act) following the commencement of the Offer (such date and time being the “Initial Offer Expiration Date”); provided, however, that if at the Initial Offer Expiration Date, any Offer Condition is not satisfied (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) or waived (to the extent permitted by this Agreement and applicable Law), Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for a period of ten (10) business days (or a shorter period as agreed to by the Parties). Thereafter, if at any then scheduled expiration of the Offer, any Offer Condition is not satisfied (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) or waived (to the extent permitted by this Agreement and applicable Law), Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions, in consecutive increments of ten (10) business days (or a shorter period as agreed to by the Parties); provided, however, that Parent and Merger Sub shall not be required to so extend the Offer (i) if any Offer Condition is not capable of being satisfied on or before the Outside Date or (ii) to a date subsequent to the earlier of (A) the valid termination of this Agreement in accordance with Section 9.01 or (B) the Outside Date (the earlier of which, the “Extension Deadline”). Notwithstanding anything in the immediately preceding sentences of this Section 1.01(d) to the contrary, if at any then scheduled expiration of the Offer, all of the Offer Conditions (other than the Minimum Tender Condition and any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) have been satisfied or waived (to the extent permitted by this Agreement and applicable Law) and the Minimum Tender Condition has not been satisfied, Parent and Merger Sub shall not be required to extend the Offer for more than two (2) additional consecutive increments of ten (10) business days (or such shorter periods as agreed to by the Parties); provided, however, that in no event shall Parent or Merger Sub be required to extend the Offer beyond the Extension Deadline. In addition, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the Nasdaq Global Select Market (“Nasdaq”) or the staff thereof applicable to the Offer. In no event shall Parent or Merger Sub be permitted to extend the Offer beyond the Extension Deadline without the prior consent of the Company.

(e)    Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to (if each Offer Condition shall have been satisfied (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) or waived (to the extent permitted by this Agreement and applicable Law)), irrevocably accept for payment, and pay for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within three (3) business days) after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.01(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date,” and the time at which the Offer Closing occurs on the Offer Closing Date is referred to in this Agreement as the “Acceptance Time.”

(f)    Termination of the Offer. Nothing in this Section 1.01 shall be deemed to impair, limit or otherwise restrict in any manner the right of any Party to terminate this Agreement pursuant to Section 9.01. If this Agreement is terminated pursuant to Section 9.01, then Merger Sub shall promptly (and, in any event, within one (1) business day of such termination) irrevocably and unconditionally terminate the Offer. If this Agreement is terminated in accordance with Section 9.01, Merger Sub shall not acquire any shares of Company Common Stock pursuant to the Offer and shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer.

(g)    Offer Documents. On the date of commencement of the Offer, Parent and Merger Sub shall, in a manner that complies in all material respects with applicable Law, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule TO”), which shall include, contain or incorporate by reference an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made and any information required by Rule 13e-3 promulgated under the Exchange Act (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall cause the Offer Documents to be disseminated to the holders of the Company Common Stock as, and to the extent, required by applicable Law. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that may be required by applicable Law or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the Board Actions and the Recommendation of the board of directors of the Company (the “Company Board”, which for purposes of this Section 1.01, Article VI and Article VII, shall mean the disinterested members of the Company Board), including as contained in the Schedule 14D-9 and the

Schedule 13E-3. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub shall take all reasonable steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case, to the extent required by applicable Law. Parent and Merger Sub shall promptly notify, and in any event within twenty-four (24) hours, the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all written correspondence between Parent, Merger Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, relating to the Offer. Parent and Merger Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of, and provide comments to (which Parent shall consider in good faith), any written response to any such written comments of the SEC or its staff. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, Parent and Merger Sub shall provide the Company a reasonable opportunity to review and to propose comments on any such document and Parent shall consider such comments in good faith.

(h)    Withholding. Notwithstanding anything in this Agreement to the contrary, each of Merger Sub, Parent and the Paying Agent (and any Affiliate thereof and any other withholding agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any other provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 1.02    Company Actions.

(a)    Schedule 14D-9. On the date the Offer Documents are first filed with the SEC, the Company shall, in a manner that complies in all material respects with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”), which shall reflect the terms and conditions of this Agreement, describe and make the Recommendation with respect to the Offer, describe the other Board Actions, and include the notice of appraisal rights in the Merger to the holders of shares of Company Common Stock required by Section 262 of the DGCL and the Fairness Opinions in their entirety (including a description of each Fairness Opinion and the financial analysis relating thereto), and promptly thereafter shall cause the Schedule 14D-9 to be disseminated to the holders of the Company Common Stock, in each case, to the extent required by applicable Law. Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable Law or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company shall take all reasonable steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case, to the extent required by applicable Law. The Company shall promptly notify, and in any event within twenty-four (24) hours, Parent and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Merger Sub with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to participate in the formulation of, and provide comments to (which the Company shall consider in good faith), any response to any such comments of the SEC or its staff. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, the Company shall provide Parent and Merger Sub a reasonable opportunity to review and to propose comments on such document and the Company shall consider such comments in good faith. Notwithstanding any of the restrictions set forth in this Section 1.02(a), this Section 1.02(a) shall not apply to any release or announcement made or proposed to be made by the Company with respect to or in connection with a Takeover Proposal or the matters addressed in Section 6.02(c).

(b)    Stockholder Lists. In connection with the Offer and the Merger, the Company shall furnish, or cause its transfer agent to furnish, Merger Sub, promptly (and in any event within five (5) business days after the date of this Agreement) with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control (or which can be obtained by the Company without unreasonable effort or expense) regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information (including updated lists of record holders and stockholders, security position listings and computer files) and assistance as Parent or Merger Sub may reasonably request in communicating the Offer to the Unaffiliated Stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Merger Sub shall hold in confidence the information contained in any such labels, lists, listings and files (in each case as required by the Confidentiality Agreement) other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 1.03    Schedule 13E-3. Parent and Merger Sub shall include the information required by Rule 13e-3 under the Exchange Act with respect to the Offer in the Schedule TO in the Offer Documents in satisfaction of their obligations under Rule 13e-3 promulgated under the Exchange Act (together with all exhibits, amendments and supplements thereto and the information required by Rule 13e-3 promulgated under the Exchange Act included in the Schedule TO, the “Parent 13E-3”). The Company shall separately file a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Offer (together with all exhibits, amendments and supplements thereto and the information required by Rule 13e-3 promulgated under the Exchange Act, the “Company 13E-3” and such Company 13E-3 and the Parent 13E-3 each being referred to herein as a “Schedule 13E-3”) which shall include the Recommendation. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in its respective Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Each Party shall take all reasonable steps necessary to cause its respective Schedule 13E-3, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case, to the extent required by applicable Law. Each Party shall promptly furnish to the other Parties in writing all information concerning Parent and Merger Sub (in the case of Parent) and the Company (in the case of the Company) that may be required by applicable Law or reasonably requested by such other Parties for inclusion in its respective Schedule 13E-3. Each Party shall promptly notify, and in any event within twenty-four (24) hours, the other Parties upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to its respective Schedule 13E-3, and shall provide the other Parties with copies of all written correspondence between Parent, Merger Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, relating to the Offer. Each Party shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to its respective Schedule 13E-3, and shall provide the other Parties a reasonable opportunity to participate in the formulation of, and provide comments to (which such Party shall consider in good faith), any written response to any such written comments of the SEC or its staff. Prior to the filing of its respective Schedule 13E-3 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, each Party shall provide the other Parties a reasonable opportunity to review and to propose comments on any such document and such Party shall consider the other Parties’ comments in good faith.

ARTICLE II

THE MERGER

Section 2.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger under the DGCL (the “Surviving Corporation”). The Merger shall be effected under Section 251(h) of the DGCL and shall not require a vote of the stockholders of the Company.

Section 2.02    Closing. The closing of the Merger (the “Merger Closing”) will take place as soon as practicable after the Acceptance Time and in any event no later than 10:00 a.m., New York City time, on the first (1st) business day after satisfaction (other than any that are by their nature to be satisfied at the Merger Closing) or waiver (to the extent permitted by this Agreement and applicable Law) of the conditions set forth in Article VIII, at the offices of Mayer Brown LLP, located at 1221 Avenue of the Americas, New York, New York 10020-1001, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

Section 2.03    Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Merger Closing Date, the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree in writing and as is specified in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.04    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.05    Charter and Bylaws.

(a)    At the Effective Time, the Company Charter shall be amended and restated in its entirety to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended (subject to Section 7.05(b)) as provided therein or by applicable Law.

(b)    The Company shall take all necessary action so that, as of the Effective Time, the Company Bylaws shall be amended and restated in their entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter changed or amended (subject to Section 7.05(b)) as provided therein or by applicable Law and the applicable provisions of the certificate of incorporation of the Surviving Corporation.

Section 2.06    Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07    Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.08    Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub and the Surviving Corporation.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.01    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of capital stock of Parent, Merger Sub or the Company:

(a)    Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)    Cancellation of Certain Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is directly owned by Parent or Merger Sub at such time (including all shares of Company Common Stock accepted for payment pursuant to the Offer, whether or not such shares are registered in the name of Merger Sub or any of its Affiliates as of the Effective Time) or held in the treasury of the Company or owned by any wholly owned Subsidiary of the Company, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) and Dissenting Shares which shall be treated in accordance with Section 3.01(d)) shall automatically be converted into the right to receive the Offer Price in cash, without interest and subject to any withholding Tax in accordance with Section 3.03(h) (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any shares of Company Common Stock (each, a “Certificate”), or (ii) a non-certificated share of Company Common Stock evidenced in book-entry form that immediately prior to the Effective Time represented any shares of Company Common Stock (each, a “Book-Entry Share”) (other than shares to be canceled in accordance with Section 3.01(b) and Dissenting Shares which shall be treated in accordance with Section 3.01(d)) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Stockholder”) who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal of such shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 3.01(c), but shall become the right to receive the fair value of such shares of Company Common Stock pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder’s right of appraisal with respect to such shares of Company Common Stock, in any case pursuant to the DGCL, such shares of Company Common Stock shall not be deemed Dissenting Shares and shall be deemed to be automatically converted as of the Effective Time into the right to receive the Merger Consideration for each such share of Company Common Stock in accordance with Section 3.01(c). The Company shall give Parent prompt written notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL. Parent and Merger Sub shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent, take any action with respect to any such demands (including making any payment with respect to, or settling or offering to settle, any such demands).

Section 3.02    Adjustment to Merger Consideration. Notwithstanding any other provisions of this Agreement to the contrary, if there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock (or any securities convertible or exchangeable into, or exercisable for, shares of Company Common Stock) occurring on or after the date of this Agreement and prior to the Effective Time, the Offer Price, the Merger Consideration and any other applicable amounts payable under this Agreement shall be equitably adjusted by Parent to reflect the effect thereof; provided, however, that nothing in this Section 3.02 shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

Section 3.03    Exchange Fund.

(a)    Paying Agent. Prior to the Acceptance Time, Parent shall appoint (pursuant to an agreement reasonably acceptable to the Company) the Company’s transfer agent or another agent reasonably acceptable to the Company (the “Paying Agent”) as paying agent for the Unaffiliated Stockholders in connection with the Offer and the Merger. At or prior to the Acceptance Time, Merger Sub shall deposit, and Parent shall cause Merger Sub to deposit, with the Paying Agent cash in an amount sufficient to pay the aggregate Offer Price and Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose and, in the event that the Exchange Fund shall at any time be insufficient to make the payments of the aggregate Offer Price and Merger Consideration as contemplated by this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make all such payments.

(b)    Exchange Procedures. As promptly as reasonably practicable after the Effective Time (but in no event more than three (3) business days thereafter), Merger Sub shall, and Parent shall cause Merger Sub to, cause the Paying Agent to mail to each holder of record of a Certificate or a Book-Entry Share (i) a letter of transmittal (which shall specify with respect to any Certificates that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.03(g)) to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares)), and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Each holder of record of a Certificate or Book-Entry Share shall, upon surrender to the Paying Agent of such Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.03(g)) or Book-Entry Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor from or on behalf of Parent, and Parent shall cause the Paying Agent to pay the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted into the right to receive pursuant to Section 3.01(c) (less any required Tax withholdings pursuant to Section 3.03(h)), and the Certificate or Book-Entry Share so surrendered shall be canceled as promptly as reasonably practicable. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Paying Agent any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent and the Paying Agent that such Tax has been paid or is not applicable. Parent shall bear any other transfer Taxes. Until surrendered as contemplated by this Section 3.03(b), each Certificate and/or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate or Book-Entry Share pursuant to this Article III, subject to applicable Law in the case of Dissenting Shares. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III.

(c)    Transfer Books; No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of

Company Common Stock formerly represented by such Certificates or Book-Entry Shares. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for in this Agreement or by applicable Law. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d)    Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the shares of Company Common Stock on the date that is twelve (12) months after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation (or its designee), upon demand, and any holders of the shares of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.

(e)    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)    Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Merger Sub; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding five billion dollars ($5,000,000,000) (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid to Merger Sub or Parent, as Merger Sub directs. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish or affect the rights (to be paid or otherwise) of any holder of Certificates or Book-Entry Shares to receive the Merger Consideration, in each case as provided herein. To the extent of any such loss, Parent shall fund additional cash amounts to enable such payments to be made.

(g)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Merger Sub, the providing of an indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

(h)    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Merger Sub, Parent, the Surviving Corporation (and, if any withholding applicable to payments pursuant to Section 3.04 is made through a Subsidiary of the Surviving Corporation, any such Subsidiary) and the Paying Agent (and any Affiliate thereof or any other withholding agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock (or any holder of a Company Stock Option or Company RSU) such amounts as Merger Sub, Parent, the Surviving Corporation (and, if any withholding applicable to payments pursuant to Section 3.04 is made through a Subsidiary of the Surviving Corporation, any such Subsidiary), Parent or the Paying Agent (or such Affiliate thereof or other such withholding agent) are required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.04    Treatment of Company Equity Awards.

(a)    As of the Effective Time:

(i)    each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time will vest in full and will terminate and will be converted into the right to receive a cash payment, less any required withholding as contemplated by Section 3.03(h), equal to the product of (i) the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Offer Price over the per share exercise price of such Company Stock Option; provided, however, that if the exercise price is greater than or equal to the Offer Price, the Company Stock Option shall be terminated and cancelled for no payment as provided under the Company Equity Plans;

(ii)    each Company RSU that is outstanding immediately prior to the Effective Time will vest in full (which, for the Company PSUs, shall assume that all performance vesting conditions have been met) and will terminate and will be converted into the right to receive a cash payment, less any required withholding as contemplated by Section 3.03(h), equal to (i) the Offer Price multiplied by (ii) the number of shares of Company Common Stock subject to the Company RSU; and

(iii)    all Company Equity Plans shall be terminated.

(b)    Promptly after the Effective Time (but in any event, not later than the later of (i) five (5) business days following the Effective Time) and (ii) the end of the first complete payroll period of the Surviving Corporation following the Effective Time), the Surviving Corporation shall pay to the holders of Company Stock Options and Company RSUs, as applicable, through its payroll systems, any amounts due pursuant to this Section 3.04.

Section 3.05    Company ESPP. The Company Board shall take such action as may be necessary under the Company ESPP to (a) terminate all offering periods under the Company ESPP as of no later than the earlier of (i) the date that is seven (7) days prior to the Effective Time and (ii) the forty-fifth (45th) day following the date hereof (such date of termination of all offering periods being the “Final Exercise Date”), (b) provide that no further offering periods shall commence under the ESPP on or following the Final Exercise Date, and (c) terminate the Company ESPP as of the Effective Time, subject to the Closing. Each outstanding right under the Company ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the Company ESPP and any outstanding Company Common Stock obtained through the exercise of such outstanding right shall be treated as set forth in Section 3.01, Section 3.02 and Section 3.03 of this Agreement. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the terms of the Company ESPP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, in each case, after January 1, 2019 and publicly available at least one (1) business day prior to the date of this Agreement (collectively, the “Filed SEC Documents”) to the extent it is reasonably apparent that any such disclosure set forth in the Filed SEC Documents would qualify the representations and warranties herein (but excluding any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are similarly predictive, cautionary or forward looking in nature), it being understood that this clause (x) shall not be applicable to Section 4.01 (Organization, Standing and Corporate Power), Section 4.03 (Capital Structure), Section 4.04 (Authority; Recommendation), Section 4.20 (Anti-Corruption Compliance), Section 4.21 (Information Supplied), Section 4.22 (Takeover Statute) and Section 4.23 (Sanction Laws), or (y) subject to Section 10.03(g), as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01    Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease or otherwise hold its property and assets and to carry on its business as presently conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of the current certificate of incorporation of the Company (as amended and restated, the “Company Charter”) and the current bylaws of the Company (as amended and restated, the “Company Bylaws”) and the organizational documents of each of its Subsidiaries have been made available to Parent, in each case as in full force and effect on the date of this Agreement, and no amendments are pending with respect thereto and each of the Company and its Subsidiaries, as applicable, is not in violation of any terms thereof. The Company has made available to Parent, prior to the date of this Agreement, true and complete copies of the minute books of the Company Board, which copies contain true and complete records of all meetings and other Company actions held or taken since January 1, 2018; provided, however, that (a) the Company has redacted such materials to the extent necessary to omit information concerning this Agreement or the transactions contemplated hereby, and (b) minutes of meetings that pertain solely to the discussion of this Agreement or the transactions contemplated hereby have not been provided to Parent.

Section 4.02    Subsidiaries. Section 4.02 of the Company Disclosure Letter lists, as of the date of this Agreement, the name of each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock or other voting securities of, or other equity interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to any preemptive rights and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, deeds of trust, encumbrances, licenses or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other equity interests in, any corporation, partnership, joint venture, association or other entity. There are no outstanding or authorized options, warrants, rights (including preemptive rights) stock, stock appreciation rights, calls, puts, convertible or exchangeable securities, stock-based performance units, subscriptions, Contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound (a) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company, (b) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (c) that give any person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company’s Subsidiaries.

Section 4.03    Capital Structure.

(a)    The authorized capital stock of the Company consists of 290,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (“Company Preferred Stock”), 525,634 of which have been designated Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”). At the close of business on August 27, 2020 (the “Measurement Time”), (i) 65,450,142 shares of Company Common Stock were issued and outstanding, none of which were held by the Company as treasury shares, (ii) no shares of Company Preferred Stock were issued and outstanding, other than 525,634 shares of Series A Convertible Preferred

Stock, all of which are owned by Parent and (iii) pursuant to such Company Equity Plans, (A) 9,567,800 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock (such options, together with any options granted thereunder after the Measurement Time, the “Company Stock Options”) and (B) 1,145,053 restricted stock units were issued and outstanding (such restricted units, together with any restricted stock units granted thereunder after the Measurement Time, the “Company RSUs”), 11,000 of which are performance stock units (“Company PSUs”). Except as set forth above, as of the Measurement Time, no shares of capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance (other than shares of Company Common Stock reserved for potential issuances upon conversion of the outstanding Series A Convertible Preferred Stock) or outstanding.

(b)    Section 4.03(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Measurement Time, of the name (or employee identification number) of each holder of Company Stock Options and Company RSUs, the number of outstanding Company Stock Options and Company RSUs held by each such holder, the grant date of each such Company Stock Option and Company RSU, the number of shares of Company Common Stock such holder is entitled to receive upon the exercise of each Company Stock Option and settlement of each Company RSU and, in the case of any Company Stock Option, the corresponding exercise price, the expiration date of each Company Stock Option, the vesting schedule of each Company Stock Option and Company RSU and the Company Equity Plan under which such Company Stock Option was granted, and whether such Company Stock Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Since the Measurement Time, (i) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company (including Company Stock Options and Company RSUs), other than issuances of shares of Company Common Stock pursuant to Company Stock Options and vesting of Company RSUs outstanding as of the Measurement Time, and (ii) there have been no issuances by the Company of options, warrants, rights (including preemptive rights), calls, puts, convertible or exchangeable securities, stock-based performance units, subscriptions or other rights to acquire shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c)    Section 4.03(c) of the Company Disclosure Letter sets forth all outstanding indebtedness for borrowed money (including any guarantees thereof) of the Company and any of its Subsidiaries and the aggregate principal amount thereof as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable into or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth in Section 4.03(c) of the Company Disclosure Letter or as otherwise set forth above, as of the Measurement Time, there were no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, phantom units, stock appreciation rights, Contracts, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract, agreement, arrangement or undertaking, or (iii) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, and since the Measurement Time, none of the foregoing has been issued, agreed or entered into. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock or voting securities of or equity interests in the Company, other than pursuant to the Company Equity Plans. Other than the Amended and Restated Registration Rights Agreement, dated as of February 4, 2020, by and between Parent and the Company, there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act.

(d)    The Company does not have any stockholder rights or similar plan in effect.

Section 4.04    Authority; Recommendation.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, fraudulent transfer and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Enforceability Exceptions”).

(b)    The Company Board (by unanimous vote of its disinterested members) has duly adopted resolutions, which have not subsequently been rescinded or modified in any way, (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger (such approval having been made in accordance with the DGCL, including for purposes of Section 251(h)

thereof), (iii) recommending that the Unaffiliated Stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer, and (iv) resolving that the Merger shall be effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Acceptance Time (such recommendations, the “Recommendation” and such actions by the Company Board, the “Board Actions”). The resolutions of the Company Board containing such Recommendation and Board Actions and all other resolutions of the Company Board and of any committee of the Company Board relating to the Agreement, the Offer and the Merger are substantially in the form previously made available to Parent.

Section 4.05    Non-Contravention. The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material right or obligation or to the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created as a result of any action taken by Parent or Merger Sub), or result in any loss, suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets for the conduct of their respective businesses under, any provision of (a) the Company Charter, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, or (b) (i) any Specified Contract, Real Property Lease or Real Property Sublease to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or (ii) subject to the filings and other matters referred to in the immediately following sentence, (A) any supranational, federal, national, state, provincial or local statute, law (including common law), act, statute, code, ordinance, rule or regulation of any Governmental Authority, whether or not inside, outside, including or excluding the United States or any other country (“Law”) or any judgment, order, determination, injunction, ruling, award, writ or decree of any Governmental Authority, whether or not inside, outside, including or excluding the United States or any other country (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) any Authorizations of the Company or its Subsidiaries, other than, in the case of clause (b) above, any such conflicts, violations, breaches, defaults, rights, losses, Liens, suspensions, limitations or impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No consent, approval, order, permit, license, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any supranational, federal, national, state, provincial, municipal or local, government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental body, agency, department, commission or authority, or other political subdivision, or arbitral body (public or private) thereof (each, a “Governmental Authority”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the competition, merger control, antitrust, foreign investment or similar Law of any jurisdiction (collectively, the “Non-U.S. Merger Control Laws”), (B) the filing with the SEC of the Offer Documents, the Schedule 14D-9, the Schedule 13E-3 and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any filings or notices required under the rules and regulations of Nasdaq and (E) such other consents, approvals, orders, permits, licenses, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.06    SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)    The Company has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company pursuant to the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act since January 1, 2018 (the “SEC Documents”). As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other SEC Documents), the SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, the applicable requirements of Nasdaq and the Sarbanes-Oxley Act of 2002 and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such dates, none of the SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. As of the date of this Agreement, to the Knowledge of the Company, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b)    Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles as applied in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnotes), in each case in accordance with GAAP.

(c)    Except for matters reflected or reserved against in the consolidated balance sheet of the Company set forth in the Company’s Form 10-Q for the quarterly period ended June 30, 2020, neither the Company nor any of its Subsidiaries has any liabilities or obligations of a type that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (i) were incurred since the date of such balance sheet in the Ordinary Course of Business, (ii) are incurred in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement, or (iii) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)    Internal Controls.

(i)    The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 1, 2018, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of (A) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud, whether or not material, that involves (or involved) the management or other employees of the Company who have (or had) a significant role in the Company’s internal controls.

(ii)    The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act), which are designed to provide reasonable assurance that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(iii)    Since January 1, 2018, neither the Company nor any of its Subsidiaries has made any prohibited loans or similar arrangements to any executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company. There are no outstanding loans or similar arrangements, or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company.

(e)    Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

(f)    Since January 1, 2018, the Company has complied in all material respects with the applicable listing requirements and corporate governance rules and regulations of Nasdaq.

Section 4.07    Absence of Certain Changes or Events. Since December 31, 2019, (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the Ordinary Course of Business, (b) there has not been any change, effect, event, circumstance, occurrence or fact that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.01.

Section 4.08    Litigation. There is no, and since the date three (3) years immediately prior to the date hereof there has been no, suit, claim (or counterclaim), litigation, action, charge, complaint, audit, investigation, arbitration, inquiry, mediation, grievance or other proceeding brought, conducted or heard by or before any court or other Governmental Authority, arbitrator or mediator or arbitration or mediation panel (each, a “Litigation”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no, and since the date three (3) years immediately prior to the date hereof there has been no Litigation pending or contemplated on behalf of the Company or any of its Subsidiaries against a Third Party. There is no Judgment outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.09    Contracts.

(a)    Section 4.09 of the Company Disclosure Letter sets forth a correct and complete list of, as of the date of this Agreement:

(i)    each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)    (A) each (1) loan and credit agreement, note, guaranty, pledge, debenture, bond, indenture and other similar Contract, and (2) Contract in respect of interest rate and currency obligation swaps, hedges or other derivative instruments or similar arrangements, or commitment to provide such Indebtedness, pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $1,000,000, is outstanding or may be incurred, or (B) each Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person;

(iii)    each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for, or is reasonably likely to result in, aggregate payments by or to the Company or any of its Subsidiaries of more than $1,000,000 in any year during the remaining term of such Contract;

(iv)    each Contract to which the Company or any of its Subsidiaries is a party entered into since January 1, 2018 or with respect to which the Company or any if its Subsidiaries has any continuing material obligations, in each case, relating to the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets (other than investors in the Ordinary Course of Business) for, in each case, aggregate consideration of more than $1,000,000;

(v)    each Contract that contains ‘earn-out’ or other contingent payment obligations;

(vi)    each Contract of the Company or any of its Subsidiaries that (A) includes a grant by the Company or any of its Subsidiaries of a right of exclusivity, right of first offer, right of first refusal or similar right with respect to any business, assets, properties or geographic region (“Exclusive Rights”); or (B) contains any provision or covenant limiting in any way the ability of the Company or any of its Affiliates (or, after the Merger Closing, that purports to limit the ability of Parent or any of its Affiliates) to (1) compete with any business or in any geographical area or to engage in any line of business (2) solicit customers or suppliers or solicit or hire employees of another person, (3) obtain products or services from any person or (4) set prices and terms for the provision, sale, lease or license of its products, services or technologies with any person;

(vii)    each Contract (A) with any sole-source suppliers of material products or services or (B) that includes any “most favored nations” terms and conditions, any minimum purchase or sale, “take or pay” obligations, arrangement or requirements to purchase substantially all of the output or production of a particular supplier;

(viii)    each Contract with any Material Supplier;

(ix)    each Contract (other than any Company Benefit Plan) pursuant to which the Company or any of its Subsidiaries has continuing obligations to pay (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones, or (B) royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries;

(x)    each Contract providing for the employment of any director, officer, employee or independent contractor or other service provider providing for annual compensation in excess of $200,000, and each other Contract with any director, executive, officer, employee or individual service provider providing for change in control or severance benefits;

(xi)    each Contract that is a settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration in excess of $1,000,000, or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligations after the date hereof, (C) that would otherwise limit in any material respect the operation of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, Parent or any of its other Affiliates from and after the Merger Closing) as currently operated, or (D) pursuant to which Company Common Stock would be issued to any person in connection therewith;

(xii)    each Contract to which the Company or any of its Subsidiaries is a party: (1) involving the licensing or sublicensing of Intellectual Property to the Company or its Subsidiaries, or (2) pursuant to which the Company or any of its Subsidiaries licenses to any Third Party any Company Intellectual Property (other than any non-exclusive outbound license entered into in the Ordinary Course of Business or any standard non-disclosure, confidentiality and consulting agreements entered into in the Ordinary Course of Business);

(xiii)    each Contract affecting the ability of the Company or any of its Subsidiaries to own, enforce, use, license or disclose any Intellectual Property in any material respect or providing for the development, improvement, acquisition, or provision of any material Intellectual Property;

(xiv)    each Contract relating to the provision of co-location and hosting services for the business of the Company or any of its Subsidiaries which calls for payments by the Company or any of its Subsidiaries in excess of $500,000 in any year during the remaining term of such Contract;

(xv)    each Contract that is a collective bargaining agreement or other Contract with any labor union, labor organization or works council (each, a “CBA”);

(xvi)    each Contract the loss or breach of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(xvii)    each Contract of the Company or any of its Subsidiaries that relates to a partnership, joint venture, strategic alliance, research and development project or similar arrangement or relates to the formation, creation, operation, management or control of any such partnership, joint venture, strategic alliance or research and development project.

Each Contract set forth on Section 4.09 of the Company Disclosure Letter or required to be set forth thereon (but subject to the last sentence of Section 4.09(b)) is referred to herein as a “Specified Contract.”

(b)    As of the date of this Agreement, the Company has made available to Parent true, complete and unredacted copies of each Specified Contract. Each of the Specified

Contracts and each Government Contract (if any) is (i) a valid, binding and legally enforceable obligation of the Company or the Subsidiary of the Company party thereto and (ii) to the Knowledge of the Company, each other party thereto, and is in full force and effect. There is no material breach or material default under any Specified Contract or any Government Contract (if any) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto.

Section 4.10    Compliance with Laws.

(a)    Each of the Company and each of its Subsidiaries is, and has at all times since the date three (3) years immediately prior to the date of this Agreement been, in material compliance with all Laws applicable to the Company Products, its business or operations. Each of the Company and each of its Subsidiaries possesses, has in effect, holds and is in compliance with all approvals, clearances, authorizations, certifications, representations, registrations, licenses, exemptions, permits, variances, orders and consents of Governmental Authorities relating to the Company Products or necessary for it to conduct its business as presently conducted (collectively, “Authorizations”), except for such Authorizations of which the failure to possess, hold, comply with or maintain has not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has, since the date three (3) years immediately prior to the date of this Agreement, received notice that any Authorizations will be terminated or modified or cannot be renewed in the Ordinary Course of Business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries.

(b)    Neither the Company nor any of its Subsidiaries has, since the date three (3) years immediately prior to the date of this Agreement, received any written notice regarding any actual or alleged violation of, or failure to comply with, any Law, applicable to the Company or by which any properties or assets owned or used by the Company are bound or affected, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to a Litigation or investigation for non-compliance with any applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, the Company’s personnel have not, since the date three (3) years immediately prior to the date of this Agreement, been subject to an investigation or proceeding by a Governmental Authority for a violation of any applicable Laws, and have not received any written notice regarding any actual or alleged violation thereof, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.11    Labor and Employment Matters.

(a)    Section 4.11(a) of the Company Disclosure Letter sets forth an accurate list of identification numbers, titles, locations and current annual rates of salary, hourly wages, commissions, consulting or other fees, target bonus opportunity, hire date, exempt versus non-exempt classifications (to the extent such classifications are applicable) and leave status of all current employees of the Company and its Subsidiaries (including any employee of a third party professional employer organization in any jurisdiction who is employed to provide services to the Company or any of its Subsidiaries as of the date of this Agreement (each such individual listed, a “Business Employee”)). The Company has not received any written notice of intent to terminate employment from any Business Employee who has a title of Vice President of higher.

(b)    Neither the Company nor any of its Subsidiaries is a party to, nor bound by, any CBA, and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or its Subsidiaries. In the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Company or its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and, to the Knowledge of the Company, in the past three (3) years, there have been no labor organizing activities concerning any employees of the Company or any of its Subsidiaries. In the past three (3) years, (i) there have been no strikes, slowdowns, work stoppages, lockouts, picketing or hand billing pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries and (ii) except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, there have been no unfair labor practice charges, labor grievances, labor-related Litigation, labor-related arbitrations or other labor disputes.

(c)    The Company and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws and Judgments respecting labor, employment and employment practices, including, without limitation, all Laws and Judgments respecting terms and conditions of employment, occupational safety and health and workers’ compensation, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws (“WARN Act”)), employee trainings and notices, labor relations, employee leave issues, affirmative action and unemployment insurance, other than where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries. There are no charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company or any of its Subsidiaries or, to the Knowledge of the Company, otherwise threatened against the Company or any of its Subsidiaries, and to the Knowledge of the Company, no complaints relating to employment practices of the Company or any of its Subsidiaries have been made to any Governmental Authority or submitted to the Company or any of its Subsidiaries, other than where any such charge, complaint, audit or investigation has not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries.

(d)    Other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries, (i) any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or any of its Subsidiaries is not an employee under applicable Law and is not an employee for any purpose (including Tax withholding purposes or Company Benefit Plan purposes), (ii) the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to their current or former employees and independent contractors under applicable Laws, Judgments, Contracts or Company policy, and (iii) each individual who is providing or within the past three (3) years has provided services to the Company and its Subsidiaries and is or was classified and treated as an (A) independent contractor, consultant, leased employee, or other non-employee service provider, or (B) exempt employee, in each case, is and has been properly classified and treated as such for all applicable purposes.

(e)    The Company does not reasonably expect any material liabilities with respect to any sexual harassment or other discrimination, retaliation or policy violation allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company and its Subsidiaries, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(f)    Within the past three (3) years, neither the Company nor any of its Subsidiaries have implemented any plant closing or layoff of employees that implicated the WARN Act and failed to comply with the WARN Act.

Section 4.12    Employee Benefit Matters.

(a)    Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Benefit Plan. Each Company Benefit Plan has been established, operated, maintained, funded and administered in material compliance with its terms and with applicable Law (including the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Code), other than instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company.

(b)    The Company has made available to Parent true and complete copies of (to the extent applicable) with respect to each material Company Benefit Plan, (i) the current plan documents (with all amendments thereto) (or, in either case, with respect to any such Company Benefit Plan that is not written, a written description of the material terms thereof), (ii) the most recent annual report on Form 5500 filed with the Department of

Labor or similar report required to be filed with any Governmental Authority, (iii) each related trust agreement, insurance policy and group annuity contract, (iv) the most recent actuarial reports and financial statements and (v) the most recent summary plan description and any summaries of material modifications thereto.

(c)    Each Company Benefit Plan intended to be “qualified” (or registered) within the meaning of Section 401(a) of the Code (or any comparable provision under applicable non-U.S. Laws) has timely received a favorable determination, advisory or opinion letter as to such qualification (or registration) from the Internal Revenue Service (or any comparable Governmental Authority), and, other than as would not reasonably be expected to, individually or in the aggregate, have a material impact on the Company and its Subsidiaries, no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to cause the loss of any such qualification, registration or Tax-exempt status or the imposition of any penalty or Tax liability.

(d)    Section 4.12(d) of the Company Disclosure Letter sets forth each Company Benefit Plan that provides, or any obligation of the Company or any of its Subsidiaries to provide, medical or life insurance or any other health or welfare benefits (whether or not insured) to any current or former employees, officers, directors or individual service providers (or any of their beneficiaries) of the Company or any of its Subsidiaries or any other person after retirement or other termination of service (other than coverage or benefits required to be provided under Part 6 of Title I of ERISA, or similar applicable Law, the full cost of which is borne by the recipient), (each an “OPEB Plan”). Other than as has not had or is not reasonably expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries, none of the Company or any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code, to the extent applicable, that has had or would reasonably be expected to result, individually or in the aggregate, in material liability to the Company.

(e)    Other than as has not had or is not reasonably expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries, (i) each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is currently in material compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (together with PPACA and HCERA, the “Healthcare Reform Laws”) and (ii) no event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, or any group health plan, to material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company, during the immediately preceding six (6) years, none of the Company or any of its Subsidiaries has any current or contingent liability or obligation by reason of being considered a “single employer” under Section 414 of the Code with any other person (“ERISA Affiliate”).

(g)    No Company Benefit Plan is, and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, or has any current or contingent liability or obligation with respect to or under (i) any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA); (ii) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) any “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 210 of ERISA); or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(h)    Except as has not resulted or would not be reasonably expected to result, individually or in the aggregate, in material liability to the Company and its Subsidiaries, (i) no proceeding, action, litigation, dispute or claim has been threatened, asserted, instituted or, to the Knowledge of the Company, threatened or is anticipated against any of the Company Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Benefit Plans, and (ii) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) or any breach of fiduciary duty (as determined under ERISA) has occurred or is reasonably expected to occur with respect to the Company Benefit Plans, and (iii) no Company Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, Department of Labor or, to the Knowledge of the Company, any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(i)    Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been written and operated at all times and in all material respects in accordance with Section 409A of the Code and the regulations promulgated thereunder with respect to amounts subject to such requirements. With respect to each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, neither the Company nor any of its Subsidiaries has any obligation to provide any “gross-up” or similar payment to any employee to reimburse him or her for additional Taxes or penalties associated with Taxes in the event any such plan fails to comply with Section 409A of the Code.

(j)    Except as provided in Section 4.12(j) of the Company Disclosure Letter, the consummation of the Offer or the Merger (either alone or together with any other event) will not, in respect of any employee, individual independent contractor, officer or director of the Company or any of its Subsidiaries (whether current, former or retired), (i) cause any payment or benefit to become due or payable, (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits, or (v) cause any amount that could be received (whether in cash or property or the vesting of property) to not be deductible by reason of Section 280G of the Code or be subject to an excise Tax under

Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(k)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in material liability, (i) with respect to each Company Benefit Plan, there are no benefit obligations for which contributions, distributions, reimbursements or payments required to have been made under any Company Benefit Plan or applicable Law have not been made by the due date or properly accrued to the extent required by GAAP and (ii) all contributions required to have been made by or on behalf of the Company or any of its Subsidiaries with respect to plans or arrangements maintained or sponsored a Governmental Authority (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

(l)    The term “Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not tax-qualified and whether or not subject to ERISA), each employment, offer letter, individual consulting, indemnification, change in control, severance, termination, retention, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, restricted stock unit, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, health, welfare, medical, paid time off, retiree or post-employment health or welfare, retiree or post-employment life, fringe or other benefit or compensation plan, policy, program or Contract, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any ERISA Affiliate of the Company in each case for the benefit of any current or former employee, officer, director, consultant, independent contractors or individual service provider of the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligations, in all cases, other than any plan, policy, program, arrangement or understanding sponsored by a Governmental Authority.

Section 4.13    Taxes.

(a)    The Company and each of its Subsidiaries has filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by it with the appropriate Governmental Authority and all such Tax Returns are true, complete and correct in all material respects.

(b)    The Company and each of its Subsidiaries has: (i) paid all material Taxes due and payable by it; and (ii) withheld all material Taxes and other amounts required by applicable Laws to be withheld by it and has remitted to the appropriate Governmental Authority all such withheld Taxes and other amounts required by applicable Laws to be remitted by it.

(c)    No deficiencies for any material Taxes have been proposed, asserted, claimed, or assessed against the Company or any of its Subsidiaries which have not been settled and paid. No audit, action, investigation examination, suit or other proceeding is pending or is being threatened in writing with respect to any material Taxes or Tax Returns of the Company or any of its Subsidiaries. No written claim, or to the Knowledge of the Company, any claim other than in writing, has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary is or may be subject to Tax in such jurisdiction.

(d)    Since the date of the last balance sheet included in the Filed SEC Documents, the Company and each of its Subsidiaries have not incurred any material liability for Taxes outside the ordinary course.

(e)    There are no material Liens for Taxes on the property or assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(f)    Neither the Company nor any of its Subsidiaries is a party to any material Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return. Neither the Company nor any of its Subsidiaries has any material liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law or as a transferee or successor.

(g)    Neither the Company nor any of its Subsidiaries (i) has applied for, been granted, or agreed to any accounting method change for which it will be required to include in income any material adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax Law) for any Tax period (or portion thereof) beginning after the Merger Closing Date or (ii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Merger Closing Date as a result of (A) an installment sale or open transaction disposition made prior to the Merger Closing, (B) a closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) entered into prior to the Merger Closing, or (C) a prepaid amount or advance payment received, or deferred revenue accrued, prior to the Effective Time.

(h)    No private letter rulings, closing agreements, or similar agreements or rulings have been obtained from, or entered into with, any Governmental Authority with respect to material Taxes by the Company or any of its Subsidiaries that are binding on the Company or any of its Subsidiaries (including with respect to any Tax holidays, exemptions, deferrals, incentives, preferential treatments or rebates).

(i)    There is no currently effective agreement with, or other document obtained from, a Governmental Authority with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material Taxes (other than automatic extensions of time to file Tax Returns obtained in the Ordinary Course of Business).

(j)    During the two-year period ending on the date of this Agreement, none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state or local Law).

(k)    Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6011 of the Code and the regulations promulgated thereunder.

(l)    Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code to defer the payment of any “net tax liability” as such term is defined in Section 965(h)(6) of the Code.

(m)    All material related party transactions involving the Company and its Subsidiaries are on arm’s-length terms, and the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws on transfer pricing, including Section 482 of the Code and the Treasury Regulations promulgated thereunder and/or any corresponding provisions of state, local or non-U.S. Law. To the Knowledge of the Company, each of the Company and its Subsidiaries maintains all applicable records with respect to transfer pricing required to avoid the imposition of material penalties under all applicable Laws on transfer pricing.

(n)    Neither the Company nor any of its Subsidiaries owns an interest in any non-U.S. entity treated as a corporation for U.S. federal income tax purposes that is treated as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code with respect to the Company or its Subsidiaries (for the avoidance of doubt, excluding any such non-U.S. entity that is treated as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code with respect to the Company or any of its Subsidiaries).

(o)    Neither the Company nor any of its Subsidiaries owns any interest in any entity, or is a party to any contractual arrangement, joint venture or other arrangement that is more likely than not required to be characterized as a partnership for U.S. federal income Tax purposes for Tax periods or portions thereof ending before the Merger Closing Date.

(p)    The Company is not a party to a gain recognition agreement pursuant to Section 367 of the Code (or any similar provision of state or local Law).

(q)    The Company and its Subsidiaries (i) do not have any material outstanding obligations or liabilities for amounts that were required to have been remitted to a Governmental Authority under escheat or similar laws, and (ii) are not, and have not been, subject to any material actions, audits or other proceedings with any Governmental Authority with respect to escheat or similar laws.

Section 4.14    Real Property.

(a)    Section 4.14(a) of the Company Disclosure Letter sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the Company or its applicable Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens and encumbrances, except Permitted Liens, (ii) except as set forth in Section 4.14(a) of the Company Disclosure Letter, the Company or its applicable Subsidiary has not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)    Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases, licenses or other occupancy agreements under which the Company or any of its Subsidiaries leases or otherwise occupies real property (together, with all amendments, extensions, renewals and guaranties relating thereto, the “Real Property Leases”) and the address of the real property granted under each of the Real Property Leases (individually, a “Leased Real Property”). The Company or a Subsidiary of the Company has a good and valid leasehold estate, or other occupancy interest, in each Leased Real Property, free and clear of all Liens and defects in title, except for Permitted Liens; all Real Property Leases and each Real Property Sublease are, in all material respects, legal, valid, enforceable and binding on the Company or the Subsidiary of the Company party thereto and each other party thereto, and is, in all material respects, in full force and effect. Neither the Company nor any of its Subsidiaries that is party to any such Real Property Lease or Real Property Sublease has received or given any written notice of any material default thereunder which default continues on the date of this Agreement, and to the Knowledge of the Company, neither the Company or Subsidiary nor any other party to any such Real Property Lease or Real Property Sublease is in breach or default under any such Real Property Lease or Real Property Sublease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any such Real Property Lease or Real Property Sublease. Neither the Company nor any of its Subsidiaries that is party to any Real Property Lease or Real Property Sublease has received or given any written notice of any termination. Prior to the date of this Agreement, true, correct and complete copies of the Real Property Leases and Real Property Subleases have been delivered to Parent. The Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under each Real Property Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Real Property Lease. All of the land, buildings, structures and other improvements leased, licensed or otherwise used or occupied by the Company and its Subsidiaries in the conduct of the business are included in the Leased Real Property. No other party to any Real Property Lease or Real Property Sublease is an Affiliate of, and otherwise has any economic interest in, the Company or any Subsidiary. The Company or the applicable Subsidiary has not collaterally assigned or granted any other security interest in any Real Property Lease, Real Property Sublease or, in each case, any interest therein. All of the landlord’s obligations to construct tenant improvements under each Real Property Lease and Real Property Sublease have been paid and performed in full and all concessions from the landlord under each Real Property Lease and Real Property Sublease have been paid and performed in full.

(c)    Section 4.14(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases, licenses, subleases or similar agreements under which the Company or any of its Subsidiaries is the landlord or the sublandlord (such leases, licenses, subleases and similar agreements, collectively, the “Real Property Subleases”).

(d)    The Owned Real Property identified in Section 4.14(a) of the Company Disclosure Letter and the Leased Real Property identified in Section 4.14(b) of the Company Disclosure Letter (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Company and its Subsidiaries. To the Knowledge of the Company, there are no structural deficiencies or latent defects affecting any of the Improvements and, to the Knowledge of the Company, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and its Subsidiaries. To the Knowledge of the Company, (i) the Improvements on the Real Property have received all approvals of Governmental Authorities required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Law and (ii) the current use and occupancy of the Real Property and the operation of the business as currently conducted thereon do not violate any applicable zoning, land use or local equivalent Law, and the Company has not received any written notice of, and no claims have been filed against any of the foregoing alleging a violation of, any such Law.

Section 4.15    Intellectual Property.

(a)    Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all issued or registered Intellectual Property or applications for issuance or registration of any Intellectual Property owned or purported to be owned by the Company or its Subsidiaries, including domain names (indicating for each, as applicable, the owner(s), jurisdiction, application number and date and registration number and date) (the “Company Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole owner of all right, title and interest in and to the Company Owned Intellectual Property, and, to the Knowledge of the Company has the valid and enforceable right to use, all other Intellectual Property used by the Company or its Subsidiaries in, developed for, or necessary for, the conduct of the business of the Company or any of its Subsidiaries as currently conducted (all of the foregoing Intellectual Property, collectively, the “Company Intellectual Property”). All of the Company Registered Intellectual Property is subsisting, and in full force and effect and, to the Knowledge of the Company, all registered or granted Company Registered Intellectual Property is valid and enforceable. No such Company Registered Intellectual Property has

(x) expired, been canceled or been abandoned or (y) been held invalid or unenforceable by a court or other tribunal of competent jurisdiction. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries, as applicable, is pursuing the prosecution in a commercially reasonable manner of all Patent applications it has filed and is planning to file Patent applications on new material inventions that the Company believes are patentable and suitable for Patent protection. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the transactions contemplated by this Agreement will not impair the right, title, or interest of the Company or any of its Subsidiaries in or to any Company Intellectual Property that is either owned by, or licensed to, the Company or any of its Subsidiaries. Upon the occurrence of the Effective Time, all of the material Company Intellectual Property that is either owned by, or licensed to, the Company or any of its Subsidiaries will be owned or available for use by the Company and its Subsidiaries on substantially similar terms and conditions as the Company and its Subsidiaries enjoyed for each such Company Intellectual Property immediately prior to the Acceptance Time.

(b)    All Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, including the Intellectual Property set forth on Section 4.15(a) of the Company Disclosure Letter (“Company Owned Intellectual Property”) and all material Company Intellectual Property (including that which is (i) exclusively licensed by a Third Party to the Company and (ii) directed to the Company Products), in each case, is free and clear of all Liens (except for Permitted Liens); provided that this representation is given only to the Knowledge of the Company as to material Company Intellectual Property that is not Company Owned Intellectual Property.

(c)    There are no, and during the three (3) years prior to the date hereof there have been no, claims (including any unsolicited demands or requests to license) or other suits, actions or proceedings are pending or threatened in writing against the Company or any of its Subsidiaries (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other person in any material respect, or (ii) that contest the validity, use, ownership or enforceability of any of the material Company Owned Intellectual Property, in each case (of clauses (i) and (ii)) that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company Registered Intellectual Property has been or is the subject (x) to any pending, or to the Knowledge of the Company, threatened, interference, opposition, post-grant review, reissue, reexamination, invalidity, annulment, cancellation, or other similar proceeding, in which the scope, validity, enforceability, or ownership of such Company Registered Intellectual Property is being or has been contested or challenged or (y) otherwise subject to any order, judgment, injunction, ruling, decision, award, decree or settlement restricting on the Company’s or any of its Subsidiaries’ ownership, enforcement, exploitation or other use thereof. Neither the Company’s nor any of its Subsidiaries’ use of any Company Intellectual Property in the manner currently practiced, nor the operation of the Company’s or any of its Subsidiaries’ respective businesses as currently conducted, including the research, development and manufacture of the Company Products by or on behalf of the Company prior to the date of this Agreement, infringes, misappropriates, dilutes or otherwise violates, or during the three (3) years prior to the date hereof has infringed, misappropriated, diluted or otherwise violated, any granted Intellectual Property of any other person in any material respect. To the Knowledge of the Company, no person is infringing, misappropriating, diluting or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property in any material respect.

(d)    All inventors or other persons who have participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for, on behalf of or under the direction or supervision of the Company or any of its Subsidiaries have executed and delivered to the Company a valid and enforceable written Contract providing for the assignment (by way of a present grant of assignment) or license by such person to the Company or any of its Subsidiaries of the entire right, title and interest in and to such Company Owned Intellectual Property to the extent related to the Company Products.

(e)    The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the material Company Owned Intellectual Property, including the secrecy and confidentiality of its material Trade Secrets.

(f)    The Company and each of its Subsidiaries is, and since January 1, 2018, has been, in compliance in all material respects with all of the following to the extent relating to the collection, use, storage, distribution, transfer, disposal, disclosure or processing of any Personal Information or otherwise relating to data protection, privacy or security: (A) the Company’s privacy policies and notices; (B) applicable Laws (“Privacy Laws”); (C) applicable industry standards (including PCI-DSS, if applicable); and (D) Contracts to which the Company or any of its Subsidiaries is bound (clauses (A) through (D), collectively, “Data Security Requirements”). Since January 1, 2018, to the Knowledge of the Company, no person has gained unauthorized access to, made any unauthorized use of or made any unauthorized intrusion upon any Personal Information maintained, or confidential information or data held, by or on behalf of the Company or any of its Subsidiaries, in each case, that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and since January 1, 2018, no claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to Data Security Requirements that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g)    The Company and its Subsidiaries maintain commercially reasonable security measures that are designed to protect the security and integrity of their Computer Systems and to prevent unlawful or unauthorized access, disclosure or use and the introduction of any Malicious Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement do not violate the Company’s posted privacy policies as they currently exist or as they existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries, or cause the Company to be in violation of any Privacy Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, upon the occurrence of the Effective Time, the Company and its Subsidiaries will own and continue to have the right to use all such Personal Information on substantially similar terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Acceptance Time.

(h)    The Computer Systems are sufficient for the operation of the Company and its Subsidiaries as currently conducted in all material respects. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2018, to the Knowledge of the Company, all third-party software used in the conduct of the business of the Company and its Subsidiaries as currently conducted: (i) perform in conformance with its documentation, (ii) (A) are free from any material software defect, and (B) do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm Computer System (collectively, “Malicious Code”).

Section 4.16    Environmental Matters.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and each of its Subsidiaries is, and has at all times for the past three (3) years been, in compliance with all applicable Environmental Laws, (ii) each of the Company and each of its Subsidiaries possesses and is in compliance with, and has at all times for the past three (3) years possessed and complied with all Authorizations required under applicable Environmental Laws to conduct its business and occupy its facilities, (iii) there is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, arising under Environmental Laws or relating to Hazardous Materials, (iv) neither the Company nor any of its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of, or liability under, any Environmental Law, including with respect to any investigation, removal, remediation, or corrective action obligation, or that the Company or any of its Subsidiaries is a potentially responsible party for any such obligation, (v) neither the Company nor any of its Subsidiaries has generated, treated, stored, manufactured, distributed, disposed of, arranged for the disposal of, transported, handled or released, owned or operated any property or facility contaminated by, or exposed any person to, any Hazardous Materials, in each case so as to give rise to any liability (contingent or otherwise) under any Environmental Law, (vi) neither the Company nor any of its Subsidiaries has entered into, agreed to or is subject to any Governmental Order, Judgment or settlement agreement relating to liability under or compliance with any Environmental Law or to the investigation, removal, remediation, or corrective action of Hazardous Materials under any Environmental Law, and (vii) neither the Company nor any of its Subsidiaries has assumed, become subject to, or provided an indemnity with respect to any liability (contingent or otherwise) of any other person (including any predecessor or Affiliate) relating to any Environmental Law. The Company and its Subsidiaries have furnished to Parent all environmental, health and safety assessments, audits, reports and other material documents in their possession or control that relate to the Company or any of its Subsidiaries

(including any current or former properties, facilities or operations thereof) including all agreements containing unexpired (or expired with claims outstanding) environmental indemnities.

(b)    The term “Environmental Law” means any Law or Judgment relating to pollution, public or worker health or safety, or protection of the environment or natural resources. The term “Hazardous Materials” means any toxic or hazardous materials, substances or wastes, or any other materials, substances or wastes for which liability or standards of conduct may be imposed or the presence or potential presence of which in the environment require investigation, removal, remediation or corrective action under any Environmental Law, including petroleum products and byproducts, asbestos, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

Section 4.17    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance on such terms to cover such categories of risk, containing such deductibles and retentions and in such amounts with respect to the foregoing as is adequate for the operations of the Company and its Subsidiaries as currently conducted, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, (d) no written notice of any material increase of premiums, cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals and (e) there are no material claims by the Company or any of its Subsidiaries under any such insurance policy relating to the business, assets or properties of the Company or any of its Subsidiaries as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

Section 4.18    Regulatory Matters.

(a)    At all times since January 1, 2018, (i) the Company has developed, tested, manufactured, labeled, marketed, promoted and stored, as applicable, each of the Company Products, and, (ii) to the Knowledge of the Company, all Company vendors have marketed and promoted each of the Company Products, in compliance with applicable Laws (in the United States and outside of the United States), including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable, except in the case of both (i) and (ii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. During the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or other communication from any Governmental Authority alleging any violation of any Law with respect to such activities or any “warning letters” with respect to any Company Product or any manufacturing, promotional, marketing or distribution processes or procedures, except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company as of the date of this Agreement, there are no existing conditions at the Company or any of its Subsidiaries or, to the Knowledge of the Company as of the date of this Agreement, at any contract manufacturer with respect to any Company Product, that would result in a

Governmental Authority shutdown or import or export prohibition, “warning letters,” “untitled letters” or written requests to make material changes with respect to any Company Product including the design, manufacture or distribution of Company Products, or the way in which the Company Products are marketed or promoted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, all material deficiencies and non-conformities discovered during audits and inspections performed by the Company, its Subsidiaries or Governmental Authorities have been corrected and resolved in all material respects.

(b)    During the three (3) years prior to the date of this Agreement, none of the Company nor any of its Subsidiaries or, to the Knowledge of the Company as of the date of this Agreement, any contract manufacturer, with respect to any Company Product, has received any written notices, information request letters, correspondence, orders or other written communications from any Governmental Authority issuing, requiring or causing any recall, seizure, detention, market withdrawal or replacement, safety alert, warning letter, investigator notice or other notice relating to an alleged lack of safety or efficacy of or manufacturing deficiencies of any Company Product, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company nor any of its Subsidiaries or, to the Knowledge of the Company as of the date of this Agreement, any contract manufacturer with respect to any Company Product, has taken any such action voluntarily.

(c)    All studies and trials conducted by or on behalf of the Company or any of its Subsidiaries have been conducted in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, no trial conducted by or on behalf of the Company or any of its Subsidiaries has been terminated or suspended prior to completion primarily for safety or other non-business reasons. As of the date of this Agreement, no applicable Governmental Authority, clinical investigator who has participated or is participating in a trial conducted by or on behalf of the Company or any of its Subsidiaries, or institutional review board that has or has had jurisdiction over a trial conducted by or on behalf of the Company or any of its Subsidiaries, has commenced, or, to the Knowledge of the Company as of the date of this Agreement, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing investigation conducted by or on behalf of the Company or any of its Subsidiaries. There are no pending or, to the Knowledge of the Company as of the date of this Agreement, threatened actions or proceedings by any Governmental Authority seeking to (or that would reasonably be expected to) prohibit or impede the sale of any Company Product into any market, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d)    All Authorizations exclusively relating to the Company Products as of the date of this Agreement are listed on Section 4.18(d) of the Company Disclosure Letter. Except as set forth on Section 4.18(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice or request within the past twelve (12) months from any Governmental Authority that requests or requires the conduct or generation of additional trials, studies or tests to maintain any such Authorization.

(e)    None of the Company nor any of its Subsidiaries is a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or other similar agreement, in each case, entered into with or imposed by any Governmental Authority, and, to the Knowledge of the Company as of the date of this Agreement, no such action is pending.

Section 4.19    Affiliate Transactions. During the three (3) years prior to the date of this Agreement, there have not been any transactions or Contracts or series of related transactions or Contracts, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Filed SEC Documents filed prior to the date of this Agreement.

Section 4.20    Anti-Corruption Compliance.

(a)    During the five (5) years prior to the date of this Agreement, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company nor any of its Subsidiaries or any of their respective officers, directors, employees, third parties, or any other person acting on behalf of the Company or any of its Subsidiaries (“Associated Persons”) has:

(i)    made, agreed to make, promised, offered or authorized the making of any contribution, payment, gift, entertainment, money or thing of value (including a facilitation payment) to a Government Official, or any other person, in violation of any applicable Anti-Corruption Laws; or

(ii)    accepted, received, agreed to accept or authorized the acceptance of any contribution, payment, gift, entertainment, money, anything of value, or other advantage in violation of any applicable Anti-Corruption Laws.

(b)    The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, including records of payments to any third parties (including, without limitation, agents, consultants, representatives, and distributors) and Government Officials.

Section 4.21    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.22    Takeover Statute. The Company and the Company Board have taken all action necessary to exempt this Agreement and the transactions contemplated hereby from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL. No “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under any applicable Law (each, a “Takeover Statute”) is applicable to this Agreement or the transactions contemplated hereby.

Section 4.23    Sanction Laws.

(a)    During the five (5) years prior to the date of this Agreement, (i) neither the Company nor any of its Subsidiaries has been in violation of Sanctions; (ii) there has not been any Litigation or allegations pending or threatened against the Company or any of its Subsidiaries concerning any violation of Sanctions; and (iii) neither the Company nor any of its Subsidiaries has conducted any internal investigation or has made any voluntary or involuntary disclosure concerning any alleged violation of Sanctions.

(b)    Neither the Company, its Subsidiaries nor any director, officer or employee of the Company or its Subsidiaries, is a Sanctioned Person, to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company, is currently or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of Sanctions, Ex-Im Laws or anti-boycott Laws and Governmental Orders.

(c)    As of the date of this Agreement, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than five percent (5%) of the Company.

(d)    To the Knowledge of the Company, no set of facts exists that would constitute grounds for a Governmental Authority’s assertion of a violation of Sanctions against the Company or any of its Subsidiaries.

Section 4.24    Brokers and Other Advisors. With the exception of the engagement of J.P. Morgan Securities LLC (“J.P. Morgan”) and Lazard Frères & Co. LLC (“Lazard”) , neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial or similar advisor or incurred or will incur any liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the Offer, the Merger or the related transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement of J.P. Morgan and Lazard related to the Merger, the Offer and the other transactions contemplated hereby.

Section 4.25    Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date, the “Fairness Opinions”) of each of J.P. Morgan and Lazard, which each conclude that to the effect that, as of the date of such opinion, the Offer Price to be received by the holders of shares of Company Common Stock (other than the

Affiliated Stockholders) in the Offer is fair, from a financial point of view, to such holders. Such opinions have not been amended or rescinded as of the date of this Agreement and will be provided to Parent by the Company promptly following the date hereof.

Section 4.26    Suppliers. Section 4.26 of the Company Disclosure Letter sets forth a complete and accurate list of the ten (10) largest suppliers of physical materials (or such lesser number, if there are fewer than ten (10) suppliers) (the “Material Suppliers”) of the Company and its Subsidiaries, measured by dollar volume of expenditure during the twelve (12) month period ended June 30, 2020. Since December 31, 2019, there has been no material and adverse change in the relationship or material dispute (including any that is ongoing) between the Company and any Material Supplier. No Material Supplier has provided written notice that it intends to (a) declare a default, delay or defer any material payment or performance obligation or exercise any remedy under any Contract with such Material Supplier, including any force majeure or similar right to excuse performance; (b) materially reduce its supply of goods or services to the Company or (c) otherwise terminate or materially and adversely change its relationship with the Company.

Section 4.27    Product Recalls; Product Liability Claims. Since January 1, 2018, there has been no recall of any Company Products and no Litigation initiated by any Governmental Authority seeking any such recall of any Company Products or seeking the withdrawal of any Company Products from any customers, partners or other commercial relationships of the Company or any of its Subsidiaries, or any retailer or other distribution channels. There is no Litigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging a product liability claim relating to any Company Products of the Company or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01    Organization, Standing and Corporate Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

Section 5.02    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement, including the Offer and the Merger, by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub (which adoption shall occur immediately following the execution of this Agreement). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to the Enforceability Exceptions.

Section 5.03    Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or material breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a material right of termination, cancellation, first offer, first refusal, modification or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (a) the organizational documents of Parent or the certificate of incorporation or bylaws of Merger Sub or (b) (i) any material Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (ii) subject to the filings and other matters referred to in the immediately following sentence, any Law or Judgment, in each case applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b) above, any such conflicts, violations, breaches, defaults, rights, losses, Liens, suspensions, limitations or material impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No consent, approval, order, permit, license, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under each Non-U.S. Merger Control Law, (B) the filing with the SEC of the Offer Documents, the Schedule 14D-9, the Schedule 13E-3 and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any filings or notices required to be made by the Company under the rules and regulations of Nasdaq and (E) such other consents, approvals, orders, permits, licenses, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04    Funding. Parent has access to, and Merger Sub will have, as of the Acceptance Time, cash, cash equivalents or available lines of credit or other sources of immediately available funds, directly or through Parent or one or more Affiliates, that shall be sufficient to pay all amounts to be paid by Merger Sub in connection with this Agreement, including the payment of the aggregate Offer Price and aggregate Merger Consideration.

Section 5.05    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of its Subsidiaries for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.06    Operation of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement.

Section 5.07    Ownership of Company Stock. As of the date hereof, Parent and its Affiliates collectively beneficially own, and will continue to beneficially own at all times prior to the consummation of the transactions contemplated by this Agreement, 12,813,247 shares of Company Common Stock and 525,634 shares of Series A Convertible Preferred Stock.

Section 5.08    Brokers and Other Advisors. With the exception of the engagement of BofA Securities, Inc., none of Parent, Merger Sub or any of their respective officers or directors, has employed any broker, finder or financial or similar advisor or incurred or will incur any liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the Offer, the Merger or the related transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01    Conduct of Business.

(a)    Except as set forth in Section 6.01 of the Company Disclosure Letter, as expressly provided by this Agreement, required by Law or consented to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) carry on its business in the Ordinary Course of Business, (ii) use reasonable best efforts to (A) preserve intact its current lines of business, material assets, properties (including Intellectual Property), contracts, licenses and business organization, (B) maintain in effect all of its Authorizations, (C) keep available the services of its directors, officers and employees and (D) preserve its business relationships with contractors, agents, customers, lenders, suppliers, licensors, licensees, distributors, wholesalers, lessors, Governmental Authorities and others having significant business dealings with the Company or any of its Subsidiaries in all material respects, and (iii) comply in all material respects with applicable Law, in each case in a manner consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, expressly required or permitted by this Agreement, required by Law or consented to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock or set any record date therefor, other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii)    split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii)    repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, phantom stock or other rights to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Stock Options and Company RSUs, and (C) the acquisition by the Company of Company Stock Options or Company RSUs in connection with the forfeiture of such awards;

(iv)    issue, grant, deliver or sell any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants, phantom stock or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than (A) upon the exercise or settlement of Company Stock Options or Company RSUs under the Company Equity Plans or purchase rights under the Company ESPP, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, and (B) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement and made available to Parent prior to the date of this Agreement;

(v)    amend the Company Charter or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company, in each case, whether by merger, consolidation or otherwise;

(vi)    acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets, formation of a joint venture, partnership or similar arrangement, or otherwise, any other person or any assets, real property, securities, properties, raw materials, interests, rights, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than in the Ordinary Course of Business (it being understood and agreed that the acquisition of all or substantially all of the assets of any person or of a business or division of any person is not in the Ordinary Course of Business);

(vii)    sell, lease, sublease, license, sublicense, grant rights in, transfer, abandon or otherwise dispose of any of, or create or incur any Lien (other than a

Permitted Lien) on any of, or waive or omit to take any action necessary to renew or extend (in the case of a license, lease (including any Real Property Lease), permit or Intellectual Property), its properties (including any Company Intellectual Property), assets (including capital stock of any Subsidiary of the Company), interests or businesses, other than sales or other dispositions of inventory in the Ordinary Course of Business;

(viii)    (A) (1) incur or assume (x) any indebtedness for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (y) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, or in respect of interest rate and currency obligation swaps, hedges or similar arrangements or (z) any obligations under capitalized leases as defined pursuant to GAAP, (2) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (3) enter into any “keep well” or other agreement to maintain any financial statement condition of another person, or (4) guarantee (or otherwise become liable with respect to) any such indebtedness or any debt securities of another person (collectively, “Indebtedness”), other than intercompany Indebtedness, or (B) form any Subsidiary or make any loans or capital contributions to, or investments in, any other person, other than to any wholly owned Subsidiary of the Company;

(ix)    except (A) as required by applicable Law, (B) as required pursuant to the terms of any Company Benefit Plan, or (C) as otherwise expressly permitted by this Agreement, (1) increase the annual cash compensation, grant or modify any severance, change in control or retention bonus or increase any other employee benefits payable or that could become payable by the Company or any of its Subsidiaries to current or former directors, officers, individual service providers or employees, (2) establish, adopt, enter into, terminate, amend or modify in any material respect any Company Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof, or (3) establish, adopt, enter into, terminate, amend or modify in any way any CBA, recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries, (4) take any action to accelerate the timing of any rights, payments, vesting or benefits under any Company Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof, (5) grant, amend or modify any equity or equity-based awards, (6) except as set forth on Section 6.01(a)(ix) of the Company Disclosure Letter, hire, engage or terminate any officer, employee, independent contractor or consultant, with respect to any such person who has annual compensation in excess of $150,000 or (7) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(x)    implement any employee layoffs that result in notice and similar obligations under the WARN Act;

(xi)    settle or offer or propose to settle any claim or Litigation, in each case made or pending against the Company or any of its Subsidiaries, other than the settlement of claims or Litigation in the Ordinary Course of Business that require payments by the Company or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed $100,000 individually or $250,000 in the aggregate; provided, however, that the foregoing clause shall not permit the Company or any of its Subsidiaries to (A) settle any claim or Litigation that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of the Company or any of its Subsidiaries, involve any admission of any wrongdoing by the Company or any of its Subsidiaries, or involve any license, cross license or similar arrangement with respect to Intellectual Property or (B) settle any claim or Litigation for which such settlement is not permitted pursuant to Section 7.02(e);

(xii)    make any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(xiii)    adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than reorganizations solely among wholly owned Subsidiaries of the Company);

(xiv)    make, change, revoke or rescind any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), make any amendment with respect to any material Tax Return, settle or compromise any material Tax liability, consent to an extension of the period of assessment or collection of any material Taxes (for the avoidance of doubt, excluding automatic extensions of time to file Tax Returns obtained in the Ordinary Course of Business), request any Tax rulings from (or enter into any closing agreement with respect to Taxes with) any Governmental Authority, surrender any right to claim a material Tax refund, change an annual accounting period for Tax purposes, change any material accounting method for Tax purposes, or enter into any Tax Sharing Agreements;

(xv)    make any capital expenditures, other than in accordance with the capital expenditure budget set forth on Section 6.01(a)(xv) of the Company Disclosure Letter (except for emergency operations taken in the face of risk to life, injury, property or the environment, or operations required by any Governmental Authority);

(xvi)    make any investments or material changes with respect to the Company’s production process;

(xvii)    (A) terminate, amend or modify in any material respect, extend or fail to exercise any renewal option, or waive rights or claims under any Specified Contract, Real Property Lease, Real Property Sublease, any Contract referred to in clause (y) below, or any Contract entered into on or after the date of this Agreement that would have been considered a Specified Contract, Real Property Lease, Real Property Sublease or a Contract referred to in clause (y) below if it had been entered into prior to the date of this Agreement (“New Specified Contracts”), or (B) enter into (x) any New Specified Contract other than in the Ordinary Course of Business (provided, however, that in no event shall the Company or its Subsidiaries enter into any Contracts containing non-compete or similar restrictions or granting Exclusive Rights), (y) any Contract that provides for the lease, sublease or purchase of real property or (z) any Contract that contains a change in control or similar provision in favor of the other party or parties thereto that would require a material payment to or would give rise to any material rights (including termination rights) of such other party or parties in connection with the consummation of the Offer or the Merger (including in combination with any other event or circumstance) or any subsequent change in control of the Company or any of its Subsidiaries;

(xviii)    enter into any Government Contract;

(xix)    commence any clinical trial in respect of any Company Product except as set forth on Section 6.01(a)(xix) of the Company Disclosure Letter;

(xx)    terminate, suspend, modify or otherwise take any step to limit the effectiveness or validity of any applicable Authorization;

(xxi)    adopt or implement any stockholder rights plan or similar arrangement;

(xxii)    take any action which may cause, directly or indirectly, this Agreement, the Offer and the Merger contemplated hereby to not be governed by Section 251(h) of the DGCL;

(xxiii)    commence any new line of business; or

(xxiv)    authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clause (i) – (xxiii).

(b)    Control of the Company. Nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

Section 6.02    Solicitation; Takeover Proposals; Change of Recommendation.

(a)    No Solicitation. From the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to a Takeover Proposal, (ii) provide any non-public information concerning the Company or any of its Subsidiaries to any person or group (or any Representative thereof, in its capacity as such) who would reasonably be expected to make any Takeover Proposal, (iii) engage, enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (iv) (A) amend, release or waive, or consent to the release or waiver of, any provision of any standstill or similar agreement to which the Company or any of its Subsidiaries is a party or (B) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL, (v) enter into a letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement, in each case relating to a Takeover Proposal, or (vi) resolve or agree to do any of the foregoing. Subject to Section 6.02(c), the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, (A) upon and following the execution and delivery of this Agreement, immediately cease and cause to be terminated all discussions or negotiations, if any, that took place prior to or may be ongoing at such time, with any person or group conducted heretofore with respect to any Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (B) promptly, and in any event, within 24 hours of the execution of this Agreement, terminate access by any Third Party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal and (C) promptly, and in any event within three (3) days following the date of this Agreement, request the prompt return or destruction of any non-public information provided to any Third Party in connection with any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, and all documents incorporating such information created by any such Third Party, in each case to the extent that the Company is entitled to have such documents returned or destroyed. Any violation of the restrictions set forth in this Section 6.02 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.02 by the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may participate in discussions for the purpose of seeking to clarify and understand any terms and conditions of any inquiry or proposal solely to determine whether such inquiry or proposal constitutes a bona fide Takeover Proposal.

(b)    Certain Definitions.

(i)    The term “Takeover Proposal” means any inquiry, offer or proposal, including any amendment or modification to any existing offer or proposal, whether or not in writing (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent or Merger Sub), relating to any transaction (including any single- or multi-step transaction) or series of related transactions, in each case other than the transactions contemplated by this Agreement, with a person or group relating to (A) any acquisition or exclusive license of any Key Products or any other license granting commercialization rights with respect to a Key Product, (B) any direct or indirect acquisition or purchase of a business of the Company or its Subsidiaries (including pursuant to a partnership or joint venture) that constitutes or generates greater than fifteen percent (15%) or more of the net revenues or net income of the Company and its Subsidiaries on a consolidated basis, (C) the issuance to such person or group or acquisition by such person or group of greater than fifteen percent (15%) of the equity interests in the Company or (D) the sale, lease, license or other transfer to such person or group of greater than fifteen percent (15%) of the assets of the Company and its Subsidiaries on a consolidated basis pursuant to a merger, consolidation, share exchange, reorganization, recapitalization, partnership, joint venture, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction.

(ii)    Wherever the term “group” is used in this Section 6.02, it is used as defined in Rule 13d-5 promulgated under the Exchange Act.

(iii)    The term “Superior Proposal” means any bona fide, written Takeover Proposal for the acquisition of no less than a majority of the outstanding capital stock of the Company or the assets of the Company and its Subsidiaries on a consolidated basis that did not result from a breach of this Section 6.02, which the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) (A) is reasonably likely to be consummated in accordance with its terms, and (B) if consummated, would be more favorable to the Unaffiliated Stockholders from a financial point of view than the Offer and the Merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Takeover Proposal (including the person or group making the Takeover Proposal) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.02(h)).

(iv)    The term “Intervening Event” means a change, event, occurrence or fact that materially affects the Company and its Subsidiaries, taken as a whole (other than any change, event, occurrence or fact resulting from a material breach of this Agreement by the Company) that was not known by the Company Board (or if known, the consequences of which were not reasonably foreseeable to the Company Board) as of the date of this Agreement, which change, event, occurrence or fact becomes known to the Company Board prior to the Acceptance Time; provided, however, that in no event shall the following constitute or give rise to an Intervening Event: (A) any Takeover Proposal; (B) any change in applicable Law, regulation or GAAP which is proposed, approved or enacted after the date of this Agreement; or (C) the fact, in and of itself, that the Company exceeds internal or published projections.

(c)    Response to Takeover Proposals. Notwithstanding anything to the contrary contained in Section 6.02(a), if at any time following the date of this Agreement and prior to the Acceptance Time the Company receives a bona fide, written Takeover Proposal from a Third Party made after the date hereof that did not result from a material breach of Section 6.02(a) and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and the failure to take the following actions would be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company may (i) enter into an Acceptable Confidentiality Agreement with the person making such Takeover Proposal and, after entering into such Acceptable Confidentiality Agreement, furnish information with respect to the Company and its Subsidiaries to such person pursuant to such Acceptable Confidentiality Agreement; provided, however, that the Company shall provide to Parent, as soon as reasonably practicable (and, in any event, within twenty-four (24) hours) after being provided to such person, any non-public information concerning the Company or its Subsidiaries to which such person is provided such access and which was not previously provided to Parent, and (ii) engage in discussions or negotiations with such person and such person’s Representatives regarding such Takeover Proposal.

(d)    Notice to Parent of Takeover Proposals. The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent orally and in writing in the event that the Company or any of its Representatives receives any Takeover Proposal, and in connection with such notice, provide the identity of the person or group making such Takeover Proposal and un-redacted copies of any written Takeover Proposals (and any documents related thereto), and a written summary of all material oral terms and conditions, and thereafter the Company shall keep Parent reasonably informed on a prompt basis (and, in any event, twenty-four (24) hours) of any material changes to the status or terms of any such Takeover Proposal (including providing unredacted copies of all written Takeover Proposals and written summaries of all material oral terms and conditions related to any Takeover Proposal contemplated by this Section 6.02(d)).

(e)    Prohibited Activities. Neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), the Recommendation or the findings or conclusions of the Company Board, or fail to include the Recommendation in the Schedule 14D-9, (B) approve, authorize, or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal, (C) fail to recommend against the acceptance of any tender offer or exchange offer (other than the Offer or any other tender offer or exchange offer by Parent or Merger Sub) for the Company Common Stock within ten (10) business days after the commencement of such offer, (D) fail to publicly reaffirm the Recommendation within five (5) business days after Parent so requests in writing or (E) publicly propose or announce an intention to take, or resolve or agree to take, any of the foregoing actions (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 6.02(c) (collectively, an “Acquisition Agreement”).

(f)    Intervening Event. Notwithstanding anything to the contrary contained in this Agreement but subject to compliance with Section 6.02(h), at any time prior to the Acceptance Time, the Company Board may make an Adverse Recommendation Change (but only with respect to clause (A), clause (D) and clause (E) (solely with respect to clauses (A) and (D)) of the definition thereof) in response to an Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(g)    Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement but subject to compliance with Section 6.02(h), at any time prior to the Acceptance Time, if in response to a bona fide written Takeover Proposal made after the date of this Agreement that did not result from a breach of Section 6.02(a) and which has not been withdrawn, the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Takeover Proposal constitutes a Superior Proposal and the failure to take any of the actions in clauses (i) and (ii) below with respect to such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law, (i) the Company Board may make an Adverse Recommendation Change with respect to such Superior Proposal or (ii) the Company may terminate this Agreement pursuant to Section 9.01(f) in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.01(f) unless the Company (A) has complied with its obligations under Section 6.02(h), (B) pays, or causes to be paid, to Parent the Termination Amount payable pursuant to Section 9.03(b) prior to or concurrently with such termination and (C) immediately following or concurrently with such termination, enters into a definitive Acquisition Agreement that documents the terms and conditions of such Superior Proposal.

(h)    Match Right. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make an Adverse Recommendation Change pursuant to Section 6.02(f) or Section 6.02(g) or terminate this Agreement pursuant to Section 9.01(f) unless (x) the Company shall have provided to Parent four (4) business days’ prior written notice (the “Match Right Notice”), advising Parent that the Company intends to take such action and specifying, in reasonable detail, the reasons for such action and (1) with respect to a Superior Proposal, the material terms and conditions of any such Superior Proposal (and disclosing the identity of the person making such Superior Proposal and providing copies of the most current versions of any proposed agreements relating thereto) or (2) with respect to an Intervening Event, the details of such Intervening Event, and (y):

(i)    during such four (4) business day period, if requested by Parent, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement proposed by Parent or another proposal to the extent proposed by Parent so that an Adverse Recommendation Change would no longer be necessary or to cause such Takeover Proposal to no longer constitute a Superior Proposal, as applicable; and

(ii)    the Company Board shall have considered any adjustments to this Agreement (including to the price terms hereof) and any other agreements or proposals that may be proposed in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the fourth (4th) business day of such four (4) business day period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that, after giving effect to such Proposed Changed Terms, the failure to make the Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(f), as applicable, would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

For the avoidance of doubt, in the event of any (x) material changes in the changes, effects, events, occurrences or facts relating to an Intervening Event and (y) changes to the financial terms, or material revisions to the other terms, of a Superior Proposal, the Company shall, in each case, deliver to Parent a new Match Right Notice consistent with that described in this Section 6.02(h) and a new two (2) business day notice period under Section 6.02(h)(i) shall commence (but in no event shall such new notice period be shorter than the initial four (4) business day notice period).

(i)    Communications With Stockholders. Nothing contained in this Section 6.02 shall prohibit the Company from (i) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith determination of the Company Board, after consultation with its outside legal counsel, failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable Law or (iii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Recommendation; provided, however, that nothing in this Section 6.02(i) shall be deemed to permit the Company to make an Adverse Recommendation Change except in compliance with Section 6.02(f) or Section 6.02(g), as applicable.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01    Access to Information; Confidentiality. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, afford to Parent and its Representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records (including Tax Returns) and upon reasonable notice by Parent to those employees and Representatives of the Company to whom Parent requests access, and, during such period, the Company shall furnish to Parent, as promptly as reasonably practicable and upon reasonable notice, all financial, operating and other data and information concerning its and its

Subsidiaries’ business, properties and personnel as Parent through its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or conflict with or violate any Law (including antitrust Laws) or any Contract to which the Company or any of its Subsidiaries is a party (provided, however, that the Company shall in such event use reasonable best efforts to avoid such constraints on disclosure, including entering into a joint defense agreement in customary form). No investigation or access permitted, or knowledge obtained, pursuant to this Section 7.01 shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder.

Section 7.02    Reasonable Best Efforts; Approvals; Transaction Litigation.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees that it and its Affiliates will use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Authority or any Third Party, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act and each Non-U.S. Merger Control Law), and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation by any Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)    Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required to effect or undertake (or be required to agree or consent to), and, without the prior written consent of Parent, the Company and its Subsidiaries shall not effect to undertake (or be required to agree or consent to) any sale, license, divestiture or disposition or holding separate of, or any other structural, behavioral or conduct remedy with respect to, or any other action that alters or restricts in any way the conduct or operation of (in each case, whether before or after the Acceptance Time or the Effective Time) any assets, businesses, divisions, operations, products or product lines, commercial practices, Intellectual Property rights, relationships, contractual rights, obligations or arrangements of Parent or the Company (or any of their respective Subsidiaries or Affiliates).

(c)    In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event no later than ten (10) business days after the date of this Agreement and make any filings as may be required under any Non-U.S. Merger Control Law as promptly as practicable after the date of this Agreement, (ii) use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Non-U.S. Merger Control Law, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.02 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act and any Non-U.S. Merger Control Law as promptly as practicable.

(d)    Subject to applicable Laws, redaction where necessary, and the instructions of any Governmental Authority, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Offer, the Merger and the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep the other apprised on a reasonably timely basis of any material communications, and provide copies thereof in the case of any such written communications, received by Parent or any of its Representatives, or the Company or any of its Representatives, as the case may be, from any Third Party or any Governmental Authority with respect to the Offer, the Merger and the other transactions contemplated hereby. Neither the Company nor Parent shall participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the Offer, the Merger or the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party a reasonable opportunity to attend and participate at such meeting, telephone call or discussion. Subject to reasonable limitations limiting access to outside counsel, the Company and Parent each shall, consult with the other regarding all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party or any Governmental Authority in connection with the Offer, the Merger and the transactions contemplated by this Agreement.

(e)    Notwithstanding anything in this Agreement to the contrary, in no event shall Parent, the Company or any of their respective Subsidiaries be obligated to litigate or participate in the litigation of any Transaction Litigation brought by a Governmental Authority challenging or seeking to restrain, make illegal, prohibit or place conditions on the consummation of the Offer, the Merger or the other transactions contemplated hereby; provided, however, that Parent shall have the right, in its discretion, to litigate or participate in (subject to a customary joint defense agreement), but not control, the litigation of any such Transaction Litigation. Each Party shall promptly advise the other Party orally and in writing of any developments (other than immaterial developments) regarding, and the Parties shall cooperate fully with each other in connection with, and shall consult with and permit and the other Party and its Representatives to participate in, the defense, negotiation or settlement of any Transaction Litigation. The Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their

Representatives to settle or agree to a settlement arrangement regarding any Transaction Litigation unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed. “Transaction Litigation” means any Litigation commenced or threatened against any Party or any of its Affiliates by any Governmental Authority or any private party, arising out of or relating to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.

Section 7.03    State Takeover Statutes. If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Offer or the Merger, or any other transaction contemplated by this Agreement, then the Company and the Company Board shall grant all approvals and take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Statute on this Agreement, the Offer, the Merger and the other transactions contemplated hereby. No Adverse Recommendation Change or other action of the Company Board (or any committee thereof) shall change the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

Section 7.04    Benefit Plans.

(a)    For the period commencing on the Merger Closing Date and ending on December 31, 2021 (the “Continuation Period”), or, if shorter, during the period of continued employment of the relevant employee), Parent shall cause its Subsidiaries to provide to each employee who is employed by the Company or any of its Subsidiaries immediately before the Merger Closing and who continues employment with Subsidiaries of Parent immediately following the Merger Closing (each, a “Company Employee”), (i) annual base salary or wage rate that is at least equal to the base salary or wage rate provided by the Company or any of its Subsidiaries to such Company Employee immediately prior to the Closing, (ii) short-term target cash incentive opportunities that are at least equal to the target cash incentive opportunities provided by the Company or any of its Subsidiaries to such Company Employee immediately prior to the Closing, (iii) other employee benefits (excluding equity or equity based compensation, stock purchase, defined benefit pension, non-qualified deferred compensation, severance and retiree health or welfare benefits), in each case, that (together with any additional cash or other compensation of benefits provided by Parent) are substantially comparable, in the aggregate, to the employee benefits) provided to the Company Employee as of immediately prior to the Merger Closing.

(b)    Each Company Employee shall be given credit for all full or partial years of service with the Company and its Subsidiaries and their respective predecessors performed prior to the Merger Closing (i) for purposes of eligibility to participate and vesting under any employee benefit plan, including any 401(k) plan, or paid time off to the same extent and for the same purposes that past service was recognized for such Company Employees under the comparable Company Benefit Plans in effect immediately prior to the Merger Closing and (ii) for purposes of calculating any entitlement to paid time off or to such severance benefits contemplated by Section 7.04(f). Notwithstanding the foregoing, nothing in this Section 7.04 shall be construed to require crediting of service that would result in (i) duplication of benefits or compensation for the same period of service or (ii) service credit for benefit accruals under a defined benefit pension plan or retiree or post-termination health or welfare benefits.

(c)    In the event of any change in the group health benefit plans provided to Company Employees in the year in which the Merger Closing occurs or in the Continuation Period, Parent shall, or shall cause the Surviving Corporation to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees (and their eligible, covered dependents) under any group health benefit plans in which Company Employees participate following the Merger Closing, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change under the analogous Company Benefit Plan in effect immediately prior to the Merger Closing, and (ii) the crediting of each Company Employee (or his or her eligible, covered dependents) with any co-payments and deductibles paid under a group health benefit plan prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change to the extent that such amounts were satisfied or did not apply under the analogous Company Benefit Plan in effect immediately prior to the Merger Closing.

(d)    Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiaries to, honor all of the Company Benefit Plans set forth on Section 7.04(d) of the Company Disclosure Letter, in accordance with their terms.

(e)    Short-Term Cash Incentive Compensation. Without limiting the scope of Section 7.04(a), with respect to each cash bonus or cash incentive compensation award granted or payable pursuant to the Aimmune Therapeutics, Inc. Company Bonus Plan in effect as of the date hereof (the “Bonus Plan”) (or pursuant to cash bonus component under the Company’s 2015 Equity Incentive Award Plan, if applicable (the “Equity Plan Bonus Component”)), whether determined on an individual or an aggregate basis, with respect to which the performance period is the 2020 calendar year, Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiaries to, pay bonuses to all Company Employees who are eligible to receive such bonus or award, as determined based on the terms of the Bonus Plan and Equity Plan Bonus Component as administered consistent with the Company’s practice prior to the Closing, at no less than 80% target levels, with such bonuses to be paid at such times required under the terms of the Bonus Plan and Equity Plan Bonus Component and in accordance with the Company’s prior practices, but in no event later than March 15, 2021. The determination of the amount of the bonuses payable pursuant to the preceding sentence shall be made after consultation with the individual serving in the most senior executive position with the Surviving Corporation after the Closing who was also a member of the Executive Committee of the management team of the Company immediately prior to the Closing, and the parties hereto acknowledge and agree that the assessment of the Company’s performance during the portion of 2020 following the Closing, and of the other elements applicable to the determination as to whether a bonus should be earned under the Bonus Plan or Equity Plan Bonus Component, as applicable, shall be made in good faith and with due regard for strong performance during the portion of 2020 following the Closing.

(f)    Severance. Without limiting the scope of Section 7.04(a), during the Continuation Period, Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiaries to, provide to any Company Employee whose employment is involuntarily terminated without cause by Parent, the Surviving Corporation or their applicable Subsidiaries after the Closing, with severance payments in an amount set forth on Section 7.04(f) of the Company Disclosure Letter or such Continuing Employee’s contractual entitlement, if applicable, provided that such Continuing Employee executes (and does not revoke) a valid waiver and release of all claims against Parent, the Surviving Corporation or their applicable Subsidiaries in a form reasonably satisfactory to Parent.

(g)    The Company, Parent and Merger Sub acknowledge and agree that all provisions contained in this Section 7.04 are included for the sole benefit of the Parties, and that nothing in this Section 7.04, whether express or implied, (i) shall create any third party beneficiary or other rights or remedies whatsoever by reason of this Section 7.04 (A) in any other person, including any current or former employees, officers, directors or individual service providers of the Surviving Corporation, the Company, any of their respective Subsidiaries or Affiliates, any Company Employee, or any dependent or beneficiary thereof, or (B) to continued employment or service with Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates or to employment or service or continued employment or service or to a particular term or condition of employment or service with Parent, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates, (ii) shall be treated as an establishment, termination, amendment or other modification of any employee benefit or compensation plan, or (iii) shall limit the right of Parent, the Surviving Corporation, or any of their respective Affiliates or Subsidiaries to (A) establish, amend, terminate or otherwise modify any benefit or compensation plan, policy, program, Contract, agreement or arrangement sponsored or maintained by any of them following the Effective Time or (B) terminate the employment or service of any person, employee or other individual service provider following the Effective Time at any time and for any or no reason.

Section 7.05    Indemnification, Exculpation and Insurance.

(a)    Prior to the Effective Time, the Company shall use its reasonable best efforts to purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person covered as of the date of this Agreement by the Company’s directors’ and officers’ liability insurance policy and each person who becomes covered by the Company’s directors’ and officers’ liability insurance policy prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6) year period following the Effective Time and at an aggregate price not to exceed 300% of the aggregate amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement, which amount is set forth on Section 7.05(a) of the Company Disclosure Letter (the “Current Premium”). If the Company or Parent obtains prepaid “tail” or “runoff” policies prior to the Effective Time in accordance with this Section 7.05(a), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to perform and satisfy the obligations thereunder. If the

Company fails to purchase such “tail” or “runoff” policy prior to the Effective Time, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain a directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six (6) years after the Effective Time; provided further, that in satisfying its obligation under this Section 7.05(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in an aggregate amount in excess of 300% of the Current Premium and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent or the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual aggregate premium equal to 300% of the Current Premium.

(b)    For six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to honor, fulfill, perform and satisfy the obligations of the Company and its Subsidiaries, to the extent permitted and enforceable under applicable Law, under (i) each indemnification agreement in effect between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnified Party”) made available to Parent prior to the date hereof, and (ii) any indemnification provision and any exculpation provision set forth in the Company Charter or the Company Bylaws as in effect on the date of this Agreement. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and the bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the Company Charter or the Company Bylaws as in effect on the date of this Agreement.

(c)    If Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.05.

(d)    The provisions of this Section 7.05 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the certificate of incorporation or bylaws of the Company, by Contract or otherwise.

Section 7.06    Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of Nasdaq (subject to giving advance notice to the other Party to the extent reasonably practicable) and except for any matters referred to in, and made in compliance with, Section 6.02. Parent, Merger Sub and the Company agree that the initial press release to be issued by each Party with respect to the Offer, the Merger and the other transactions contemplated by this Agreement shall be in the forms mutually agreed to by the Company and Parent. Prior to making any written or oral communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication. Notwithstanding the foregoing, this Section 7.06 shall not apply to any press release or other public statement made by the Company or Parent (a) that are not inconsistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party) and does not contain any information relating to the Company, Parent or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 7.06 or (b) in the Ordinary Course of Business and that does not relate to this Agreement or the transactions contemplated hereby. Each party may, without complying with the foregoing obligations, make any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, in each case to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 7.06, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby. Notwithstanding any of the restrictions set forth in this Section 7.06, this Section 7.06 shall not apply to any release or announcement made or proposed to be made by the Company with respect to or in connection with an Adverse Recommendation Change or the matters addressed in Section 6.02(i).

Section 7.07    Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the Company Board or the Compensation Committee) will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its Subsidiaries or any Affiliate of Parent with current or future directors, officers or employees of the Company or its Subsidiaries (including, in each case, arrangements under which any such person could become entitled to (a) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of its Subsidiaries, as a result of the Offer or (b) any other compensation or benefits from the Company or any of its Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer), and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 7.08    Rule 16b-3 Matters. The Company shall take all reasonable actions and steps as may be required or advisable to ensure that any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.09    Exchange Matters. Prior to the Effective Time, each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary and proper on its part under applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 7.10    Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company (and, to the extent requested, each director of each Subsidiary of the Company) in office as of immediately prior to the Effective Time, and effective upon the Effective Time.

Section 7.11    Debt Matters. At least two (2) business days prior to the Offer Closing Date, the Company shall (or shall cause each of its applicable Subsidiaries to) use its reasonable best efforts to deliver to Parent the payoff letters and Lien and guarantee releases (collectively, the “Payoff Letters”) for all Indebtedness set forth in Section 7.11 of the Company Disclosure Letter, which Payoff Letters shall be in customary form and substance, relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and the release of all Liens securing the obligations thereunder. At the Effective Time, Parent shall pay or cause to be paid, fully and in immediately available funds, any and all amounts due and payable in accordance with the Payoff Letters. In connection with the consummation of the Merger, the parties shall, and shall cause each of their respective applicable Subsidiaries to, use reasonable best efforts to cause the release of all Liens set forth on Section 7.11 of the Company Disclosure Letter as of the Effective Time.

Section 7.12    FIRPTA Certificate. On, or within thirty (30) days prior to, each of the Offer Closing Date and the Merger Closing Date, the Company shall deliver to Parent a certificate and notice to the Internal Revenue Service pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), in form and substance reasonably satisfactory to Parent, certifying that interests in the Company do not constitute “United States real property interests.” Parent shall be authorized to mail such certificate and notice to the Internal Revenue Service after the Closing.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE MERGER

The respective obligation of each Party to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, waiver (by mutual written consent of Parent and the Company) as of the Merger Closing of the following conditions:

Section 8.01    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or Judgment issued by any court of competent jurisdiction or Law (collectively, “Restraints”) shall be in effect restraining, enjoining, making illegal or otherwise preventing or prohibiting the consummation of the Merger.

Section 8.02    Consummation of the Offer. The Acceptance Time shall have occurred and the Offer shall have been consummated on the terms and subject to the conditions set forth herein.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise specified in this Section 9.01):

(a)    by mutual written consent of Parent and the Company;

(b)    by either of Parent or the Company:

(i)    if the Acceptance Time shall not have occurred on or before December 31, 2020 (the “Outside Date”); provided, however, that if, as of the original Outside Date, any of the conditions set forth in clauses (b), (c)(i) (solely with respect to antitrust laws) or (c)(ii) of Annex I shall not have been satisfied, then the Outside Date shall be automatically extended to January 31, 2021 (and all references to the Outside Date herein and in Annex I shall be as so extended); provided, further, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Acceptance Time to occur on or before the Outside Date (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of this Section 9.01(b)(i));

(ii)    if any permanent Restraint in effect restraining, enjoining, making illegal or otherwise preventing or prohibiting the consummation of the Offer or the Merger shall have become final and nonappealable; or

(iii)    the Offer shall have expired or shall have been terminated, in each case, in accordance with the terms of this Agreement without Merger Sub having accepted shares of Company Common Stock for payment pursuant to the Offer and, at the time of such expiration or termination, any Offer Condition (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) shall not have been satisfied or waived (to the extent permitted by this Agreement and applicable Law); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of any such Offer Condition to be satisfied;

(c)    by Parent, if there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would cause any condition set forth in clauses

(c)(iii) or (c)(iv) of Annex I to exist, and (ii) is either (A) not capable of being cured prior to the Outside Date or (B) not cured within thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if (x) there shall then be any material breach or inaccuracy in any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements hereunder or (y) the Acceptance Time shall have occurred;

(d)    by the Company, if there shall be any breach or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties set forth in this Agreement or Parent or Merger Sub has failed to perform any of their covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) is either (A) not capable of being cured prior to the Outside Date or (B) not cured within thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if (x) there shall then be any material breach or inaccuracy in any of the Company’s representations, warranties, covenants or agreements hereunder or (y) the Acceptance Time shall have occurred;

(e)    by Parent, at any time prior to the Acceptance Time, if (i) an Adverse Recommendation Change shall have occurred or (ii) the Company shall have materially breached any of its obligations under Section 6.02;

(f)    by the Company, in accordance with Section 6.02(g) in order to accept a Superior Proposal and enter into the Acquisition Agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment of the Termination Amount pursuant to Section 9.03(b) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 9.01(f); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(f) if the Acceptance Time shall have occurred or if such Superior Proposal has resulted from a material breach of Section 6.02(a).

For termination pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) to be effective, the Party desiring to exercise any of its rights under this Section 9.01 and so terminate must deliver written notice of such termination to each other Party hereto.

Section 9.02    Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the Confidentiality Agreement and the provisions of the last sentence of Section 1.02(b), this Article IX and Article XI, which shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for fraud or for any material and willful breach of this Agreement that occurs prior to such termination.

Section 9.03    Payment of Termination Amount.

(a)    If this Agreement is terminated by Parent pursuant to Section 9.01(e), then the Company shall pay to Parent (or its designee) the Termination Amount by wire transfer (to an account designated by Parent) of same-day funds within two (2) business days following the date of such termination.

(b)    If this Agreement is terminated by the Company pursuant to Section 9.01(f), then the Company shall pay to Parent (or its designee) the Termination Amount by wire transfer (to an account designated by Parent) of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement.

(c)    If (i) any person shall have publicly disclosed or otherwise communicated to the Company Board a Takeover Proposal after the date hereof that is not withdrawn at the time of termination of this Agreement (ii) this Agreement is terminated (A) by Parent or the Company pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii) or (B) by Parent pursuant to Section 9.01(c), and (iii) on or before the date that is twelve (12) months after the date of such termination, the Company enters into an Acquisition Agreement with respect to any Takeover Proposal or consummates any Takeover Proposal, then, in any such case, the Company shall pay to Parent (or its designee) the Termination Amount by wire transfer (to an account designated by Parent) of same-day funds on the date such transaction is entered into or consummated (whichever is earlier); provided, however, that solely for purposes of this clause (iii), references to “fifteen percent (15%)” in the definition of “Takeover Proposal” shall be substituted with “fifty percent (50%).”

(d)    Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to Section 9.03, and, in order to obtain such payment, Parent commences a suit that results in an award against the Company for such amount, the Company shall pay to Parent (or its designee) Parent’s and Merger Sub’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the applicable amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. In no event shall the Company be required to pay any Termination Amount on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if Parent (or its designee) receives the Termination Amount from the Company pursuant to Section 9.03, then, except as provided in the proviso of Section 9.02, any such payment shall be the sole and exclusive monetary remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates, and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 9.04    Sole Remedy. The payment by the Company of the Termination Amount pursuant to Section 9.03(a), Section 9.03(b) or Section 9.03(c) and, to the extent applicable, any amounts payable under Section 9.03(d), shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Amount pursuant to Section 9.03(a), Section 9.03(b) or Section 9.03(c). For the avoidance of doubt, in the event Parent shall receive the Termination Amount (and, to the extent applicable, any amounts payable under Section 9.03(d)), the receipt thereof shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or any of its Affiliates or Representatives in connection with this Agreement and the transactions contemplated hereby (and the termination thereof or any matter forming the basis for such termination), including the Merger, and in such case neither Parent nor any of its Affiliates or Representatives shall be entitled to bring or maintain any Litigation or make any claim against the Company or any of its Affiliates or Representatives arising out of or relating to this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. Notwithstanding anything in this Section 9.04 to the contrary, nothing in this Section 9.04 shall relieve the Company from liability for any material and willful breach of this Agreement.

Section 9.05    Amendment. This Agreement may be amended by the Parties at any time before or after the Acceptance Time shall have occurred; provided, however, that after the Acceptance Time, there shall be no amendment that decreases the Offer Price or the Merger Consideration, nor shall there be any amendment that by applicable Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.06    Extension; Waiver. At any time prior to the Effective Time, Parent and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso to the first sentence of Section 9.05 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

INTERPRETATION

Section 10.01    Certain Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing with terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement (provided, that such agreement need not contain any “standstill” provision or similar obligation); provided, however, that such confidentiality agreement shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement.

“Affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided, however, that for purposes of this Agreement, none of Parent or any of its Subsidiaries shall be deemed to be Affiliates of the Company or any its Subsidiaries, and none of the Company or any of its Subsidiaries shall be deemed to be Affiliates of Parent or any of its Subsidiaries.

“Affiliated Stockholders” means Parent and its Affiliates.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws and Governmental Orders relating to the prevention of corruption, kickbacks, money laundering and bribery including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act of 2010.

“business day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986.

“Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement.

“Company Equity Plans” means, collectively, the Company’s 2015 Equity Incentive Award Plan and the 2013 Stock Plan, as amended, and not including the Company ESPP.

“Company ESPP” means the 2015 Employee Stock Purchase Plan.

“Company Product” means each of the products and services promoted, manufactured, marketed, sold, licensed, distributed or otherwise provided globally by the Company and its Subsidiaries, including with respect to research, development, manufacture and commercialization of PALFORZIATM (Peanut (Arachis hypogaea) Allergen Powder-dnfp) (formerly AR101), AIMab7195, AR401, AR201 and other Characterized Oral Desensitized Immunology Therapy, or product candidates, in each case as conducted by the Company or any of its Subsidiaries.

“Computer Systems” means all of the following used by or for, or otherwise relied on by, the Company or any of its Subsidiaries (whether owned by any of them or a Third Party): computers, computer systems, servers, hardware, software, firmware, middleware, websites, databases, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 25, 2020, by and between Parent and the Company.

“Contract” means any legally binding contract, lease, sublease, permit, authorization, indenture, note, bond, mortgage, franchise or other agreement or instrument, commitment, obligation or arrangement, with respect to which there are continuing rights, liabilities or obligations.

“Ex-Im Laws” means all U.S. and non-U.S. Laws and Governmental Orders relating to export, reexport, transfer and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations and the customs and import Laws and Governmental Orders administered by U.S. Customs and Border Protection.

“Fully Diluted Shares” means, as of any particular time, all issued and outstanding shares of Company Common Stock, together with all such shares of Company Common Stock that the Company would be required to issue assuming the conversion or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, but only to the extent so exercisable, convertible or exchangeable prior to consummation of the Merger or exercisable, convertible or exchangeable as a result of the consummation of the Offer or the Merger; provided, however, that Fully Diluted Shares shall not include (a) any shares of Company Common Stock issuable upon conversion of the Series A Convertible Preferred Stock owned by Parent and (b) any unvested options to purchase Common Stock.

“Government Contract” means any contract, subcontract or agreement entered into between the Company and a Governmental Authority, including any contract, subcontract or arrangement of any kind, between the Company and (a) any prime contractor or higher-tier subcontractor of a Governmental Authority in its capacity as a prime contractor or subcontractor or (b) any lower-tier subcontractor in the Company’s capacity as a prime contractor or subcontractor to any Governmental Authority, on the other hand; provided, however, that a task, purchase or delivery order that is issued pursuant to a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Government Official” shall mean any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including any employee, representative or agent (paid or unpaid) of a state state-owned or controlled entity, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization, including health care professionals in public or healthcare institutions and programs controlled by Governmental Authorities.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether applied for, registered (including renewals) or unregistered, including such rights in and to: (a) any patent, certificate of invention, or other patent right (including all reissues, divisions, continuations, continuations-in-part, revisions, reexaminations, counterparts and extensions thereof) (collectively, “Patents”), (b) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media identifier and all other indicia of origin, together with all translations, adaptations, derivations and combinations thereof and all goodwill associated therewith, (c) any copyright, work of authorship (whether or not copyrightable), design, design registration, moral rights, and database rights (and including in all website content and software), (d) Internet domain names, (e) any trade secrets, invention disclosures, technology, know-how, formulae, recipes, processes, methods, templates, accelerators, techniques, source code, drawings, specifications, formulae, algorithms, compositions, industrial models, architectures, protocols plans, financial, business and marketing plans and proposals, customer and supplier lists, and pricing and cost information and other proprietary information and rights (collectively, “Trade Secrets”) and (f) software, data, databases and collections of data.

“Key Product” shall mean the products and product candidates of the Company and its Subsidiaries set forth in Section 10.01 of the Company Disclosure Letter.

“Knowledge” means with respect to the Company, the actual knowledge of any of the persons set forth in Section 10.01 of the Company Disclosure Letter, after reasonable inquiry.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence or fact that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect, on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Material Adverse Effect for purposes of this clause (a): any effect that results from (i) general economic, regulatory, legislative or political conditions in the United States or elsewhere in the world, (ii) any outbreak or escalation of hostilities, sabotage, acts of war (whether or not declared), cyber-attacks, or terrorism in the United States or elsewhere in the world, occurring after the date of this Agreement; (iii) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken with the prior written approval or consent of Parent; (iv) the execution, delivery or announcement of this Agreement or pendency of the transactions contemplated by this Agreement (including the identity of Parent and the impact on the Company’s relations with employees, suppliers or other business counterparties), it being understood that the exception in this clause (iv) will not apply when used in any representation or warranty that is intended to address the consequences of the execution, delivery or announcement of this Agreement or consummation of the transactions contemplated by this Agreement or for purposes of the conditions in clause (c)(iii) of Annex I as applied to any such representation or warranty); (v) the occurrence, continuation, or escalation of any natural disaster occurring after the date of this Agreement, including any hurricane, tornado, pandemic (including the COVID-19 virus), flood, volcano, earthquake, act of God or other similar event; (vi) any adoption, implementation, promulgation, repeal, modification, amendment or other changes, or proposed changes by any Governmental Authority, in applicable Law, regulation or GAAP after the date of this Agreement (provided, however, that, for the avoidance of doubt, this clause (vi) shall not apply to any matters covered by clauses (ix) or (x)); (vii) general conditions (or changes therein) in the industries in which the Company and its Subsidiaries operate; (viii) the failure, in and of itself, of the Company to meet any financial projections, forecasts, estimates or predictions after the date of this Agreement (it being understood that the underlying facts giving rise to or contributing to such failure or change may constitute, or be taken into account in determining whether there has been, a Material Adverse Effect to the extent not otherwise excluded by another exception in this definition), (ix) any action or inaction, including any decision, recommendation or statement of, or requirement imposed by, any Governmental Authority, panel or advisory body or any professional medical organization with respect to the Company Products (other than a Key Product), or any regulatory or clinical changes, events or developments with respect to any Company Products (other than a Key Product), including, in each case, any labelling, pre-clinical, clinical, manufacturing or post-marketing requirements; (x) any regulatory or clinical changes, events or developments after the date of this Agreement with respect to the Company Products (other than a Key Product); and (xi) any increased incidence or severity of any previously identified side effects, adverse events or safety observations, or reports of new side effects, adverse events or safety observations, with respect to the Company Products (other than a Key Product); provided, further, however, that each of the effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts set forth in clauses (i), (ii), (v), (vi) or (vii) may be taken into account to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate, or (b) would or would reasonably be expected to prevent, materially impede or materially delay the ability of the Company to perform its obligations under this Agreement or consummate the Offer, the Merger or any other transactions contemplated by this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice (with the Company’s reasonable actions taken directly in response to the COVID-19 pandemic prior to the date of this Agreement being deemed to be in the ordinary course of business consistent with past practice).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Parent Material Adverse Effect” means any change, effect, event, circumstance, occurrence or fact that, individually or in the aggregate, would or would reasonably be expected to prevent, materially impede or materially delay Parent or Merger Sub from consummating the Merger, the Offer or any of the other transactions contemplated by this Agreement or the ability of Parent or Merger Sub to perform its obligations under this Agreement.

“Permitted Liens” mean (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s or other like Liens incurred in the Ordinary Course of Business as to which there is no default or amounts due and payable on the part of the Company or any of its Subsidiaries or which Liens are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (b) Liens for Taxes, assessments and other governmental charges and levies (i) that are not yet due and payable as of the Merger Closing Date or (ii) the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (c) easements, rights-of-way, whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the real property (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject real property), (d) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes, zoning regulations and land use Laws regulating the use or occupancy of any Real

Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over any such Real Property and which are not violated by the current use or occupancy of such Real Property or the operation of the business conducted thereon, (e) in the case of any Leased Real Property, Liens that affect the fee estate of the owner of the Leased Real Property, (f) non-exclusive licenses entered into in the Ordinary Course of Business (g) Liens discharged and released at or prior to the Effective Time and (h) in the case of any Company Intellectual Property, licenses under Intellectual Property used by the Company or its Subsidiaries in or necessary for the conduct of the business of the Company or any of its Subsidiaries.

“person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature.

“Personal Information” means any data or other information that alone or together with any data or information identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, and health or medical information), and that is otherwise protected by or subject to any Privacy Law.

“Representative” means, with respect to any person, such person’s directors, officers, employees, financial advisors, attorneys, accountants, or other advisors, agents, consultants or representatives.

“Sanctioned Country” means any country or territory that is, or has been in the last five (5) years, the subject or target of comprehensive Sanctions (including Iran, Cuba, Syria, North Korea, Venezuela and the Crimea region of Ukraine).

“Sanctioned Person” means (a) any person appearing on any Sanctions list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons; (b) any person located, organized or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any person directly or indirectly owned or controlled, at a threshold of fifty percent (50%) or greater, by or acting for the benefit or on behalf of a person described in (a) or (b).

“Sanctions” means all applicable embargoes and economic sanctions imposed or administered by Governmental Authorities of the United States, Canada, the United Kingdom, the European Union or the United Nations Security Council, including those administered by OFAC and the U.S. Department of State.

“Subsidiary” means, with respect to any person, any person of which an amount of voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

“Tax” or “Taxes” means any and all taxes, duties, imposts, levies or other governmental assessments, tariffs, charges or obligations of the same or similar nature, however denominated,

imposed by any Governmental Authority, including all income, profits, capital gains, goods and services, branch, payroll, unemployment, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, value added, ad valorem, registration, employment, social security, disability, medical device excise, occupation, deed, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, license, registration and other taxes (including, in each case, all penalties and additions to any such taxes and interest thereon) imposed by any Governmental Authority, whether disputed or not.

“Tax Return” means any return, statement, report, form, election, designation, estimate, claim for refund, declaration of estimated Tax, information statement or filing, including in each case any amendment, schedule or attachment thereto, supplied, filed or required to be filed with any Governmental Authority.

“Tax Sharing Agreements” means any and all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or immaterial and the primary nature of such agreement is not Tax sharing or indemnification).

“Termination Amount” means $85,000,000.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent, Merger Sub, the Company or any of their respective Affiliates or Representatives.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unaffiliated Stockholders” means the holders of shares of Company Common Stock other than the Affiliated Stockholders.

Section 10.02    Index of Certain Defined Terms. An index of certain defined terms defined in the body of this Agreement is set forth below:

Term	Section
Acceptance Time	1.01(e)
Acquisition Agreement	6.02(e)
Adverse Recommendation Change	6.02(e)
Agreement	Preamble
Authorizations	4.10(a)
Board Actions	4.04(b)
Book-Entry Share	3.01(c)
Business Employee	4.11(a)
CBA	4.09(xv)
Certificate	3.01(c)
Certificate of Merger	2.03
Company	Preamble

Term	Section
Company 13E-3	1.03
Company Benefit Plan	4.12(l)
Company Board	1.01(g)
Company Bylaws	4.01
Company Charter	4.01
Company Common Stock	Recitals
Company Employee	7.04(a)
Company Intellectual Property	4.15(a)
Company Owned Intellectual Property	4.15(b)
Company Preferred Stock	4.03(a)
Company Registered Intellectual Property	4.15(a)
Company RSUs	4.03(a)
Company Stock Options	4.03(a)
Compensation Committee	4.12(g)
Current Premium	7.05(a)
Data Security Requirements	4.15(f)
DGCL	Recitals
Dissenting Shares	3.01(d)
Dissenting Stockholder	3.01(d)
Effective Time	2.03
Enforceability Exceptions	4.04(a)
Environmental Law	4.16(b)
ERISA	4.12(a)
ERISA Affiliate	4.12(f)
Exchange Act	1.01(a)
Exchange Fund	3.03(a)
Exclusive Rights	4.09(a)(vi)
Extension Deadline	1.01(d)
Fairness Opinion	4.25
Filed SEC Documents	Article IV
Final Exercise Date	3.05
GAAP	4.06(b)
Governmental Authority	4.05
Hazardous Materials	4.16(b)
HCERA	4.12(e)
Healthcare Reform Laws	4.12(e)
HSR Act	4.05
Improvements	4.14(d)
Indebtedness	6.01(a)(viii)
Indemnified Party	7.05(b)
Initial Offer Expiration Date	1.01(d)
Intervening Event	6.02(b)(iv)
J.P. Morgan	4.24
Judgment	4.05
Law	4.05
Lazard	4.24

Term	Section
Leased Real Property	4.14(b)
Liens	4.02
Litigation	4.08
Malicious Code	4.15(h)
Match Right Notice	6.02(h)
Material Supplier	4.26
Measurement Time	4.03(a)
Merger	Recitals
Merger Closing	2.02
Merger Closing Date	2.02
Merger Consideration	3.01(c)
Merger Sub	Preamble
Minimum Tender Condition	Annex I
Nasdaq	1.01(d)
New Specified Contracts	6.01(a)(xvii)
Non-U.S. Merger Control Laws	4.05
Offer	Recitals
Offer Closing	1.01(e)
Offer Closing Date	1.01(e)
Offer Conditions	1.01(b)
Offer Documents	1.01(g)
Offer Price	Recitals
OPEB Plan	4.12(d)
Outside Date	9.01(b)(i)
Parent	Preamble
Parent 13E-3	1.03
Parties	Preamble
Party	Preamble
Paying Agent	3.03(a)
Payoff Letters	7.11
PPACA	4.12(e)
Privacy Laws	4.15(f)
Proposed Changed Terms	6.02(h)(ii)
Real Property	4.14(d)
Real Property Leases	4.14(b)
Real Property Subleases	4.14(c)
Recommendation	4.04(b)
Restraints	8.01
Schedule 13E-3	1.03
Schedule 14D-9	1.02(a)
Schedule TO	1.01(g)
SEC	1.01(d)
SEC Documents	4.06(a)
Securities Act	4.06(a)
Series A Convertible Preferred Stock	4.03(a)
Specified Contract	4.09(a)

Term	Section
Superior Proposal	6.02(b)(iii)
Surviving Corporation	2.01
Takeover Proposal	6.02(b)(i)
Takeover Statute	4.22
Transaction Litigation	7.02(e)
Voting Company Debt	4.03(c)
WARN Act	4.11(c)

Section 10.03    Interpretation.

(a)    When a reference is made in this Agreement to an Article, a Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.

(b)    The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” when used in this Agreement is not exclusive.

(d)    The phrase “made available,” when used in reference to anything made available to Parent, Merger Sub or their Representatives shall be deemed to mean (i) made publicly available by the Company in unredacted form on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database or (ii) provided to Parent, Merger Sub and their Representatives in writing or uploaded to and made available to Parent, Merger Sub and their Representatives in the on-line data room hosted on behalf of the Company in the on-line workspace captioned “Tropics” and accessible without limitation to Parent, Merger Sub and their Representatives no later than 11:59 p.m., New York City time on the day immediately prior to the date hereof.

(e)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(f)    References to a person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(g)    All capitalized terms not defined in the Company Disclosure Letter shall have the meanings ascribed to them in this Agreement. Any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement (other than Section 4.01 (Organization, Standing and Corporate Power), Section 4.03 (Capital Structure), Section 4.04 (Authority; Recommendation), Section 4.20 (Anti-Corruption Compliance), Section 4.21 (Information Supplied), Section 4.22 (Takeover Statute), Section 4.23 (Sanction Laws) and Section 4.24 (Brokers and Other Advisors), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter) to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(h)    The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(i)    Any agreement, instrument, Law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01    Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 11.01 shall not limit any obligation of any Party which by its terms contemplates performance after the Effective Time.

Section 11.02    Expenses. Except as provided in Section 9.03 and Section 9.04, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 11.03    Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered or sent, if delivered in person (to the individual whose attention is specified below) or sent by e-mail (provided, however, that return email confirmation of email transmission, is obtained), (b) on the fifth (5th) business day after dispatch by registered or certified mail or (c) on the next business day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice), provided, that in the case of (b) and (c), such notice shall not be effective unless it was (1) first delivered via e-mail and no response was given within twenty-four (24) hours and (2) a subsequent notice via e-mail was sent indicating the delivery via method described in clause (b) or (c):

if to Parent or Merger Sub, to:

Sociétés des Produits Nestlé S.A.

Avenue Nestlé 55

1800 Vevey

Switzerland

Attention:      Martin Hendrix

Claudio Kuoni

Andrew Glass

Email:           martin.hendrix@nestle.com

claudio.kuoni@nestle.com

andrew.glass@us.nestle.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020-1001

Attention:      David A. Carpenter

Andrew J. Noreuil

E-mail:           dacarpenter@mayerbrown.com

anoreuil@mayerbrown.com

if to the Company, to:

Aimmune Therapeutics, Inc.

8000 Marina Boulevard

Suite 300

Brisbane, CA, 94005-1884

E-mail:          dsheehy@aimmune.com

Attention:      Doug Sheehy

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:      Patrick Pohlen

Luke Bergstrom

Brett Urig

Email:           patrick.pohlen@lw.com

luke.bergstrom@lw.com

brett.urig@lw.com

Section 11.04    Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement. The restrictions on disclosure in the Confidentiality Agreement with respect to information required to be included in any filings or documents furnished to the SEC in connection with the transactions contemplated by this Agreement shall terminate immediately following the execution and delivery of this Agreement.

Section 11.05    No Third-Party Beneficiaries. Except for (a) the provisions of Section 7.05, and (b) the rights, at and after the Effective Time, of the former holders of shares of Company Common Stock and the holders of equity awards of the Company to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, neither this Agreement nor any other agreement contemplated hereby are intended to or shall confer upon any person other than the Parties hereto and thereto any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.06 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 11.06    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.07    GOVERNING LAW. THIS AGREEMENT AND ANY LITIGATION (WHETHER AT LAW, IN CONTRACT OR IN TORT) RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAWS THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO APPLY.

Section 11.08    Jurisdiction; Service of Process.

(a)    Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court thereof) or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States sitting in the State of Delaware (and any appellate court thereof) for the purpose of any Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (and any appellate court thereof) or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States sitting in the State of Delaware (and any appellate court thereof). Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)    Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 11.03; provided, however, that, in the case of Parent and Merger Sub, service of process must be delivered to the registered agent in Delaware of Nestlé USA, Inc.

Section 11.09    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO, ARISING OUT OF, THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10    Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 9.01, and that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11.08, without proof of actual damages, this being in addition to any other remedy to which each Party is entitled at Law or in equity. The Parties further agree not to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further acknowledges and agrees that the agreements contained in this Section 11.10 are an integral part of the Merger, the Offer and the other transactions contemplated hereby and that, without these agreements, neither the Company nor Parent would have entered into this Agreement.

Section 11.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as none of the economic or legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to attempt to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner.

Section 11.12    Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered and exchanged by electronic communications by portable document format (.pdf), including DocuSign, each of which shall be deemed an original, and the exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in portable document format (.pdf) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SOCIÉTÉS DES PRODUITS NESTLÉ S.A.

By:	/s/ Claudio Kuoni
Name:	Claudio Kuoni
Title:	Authorized Representative

SPN MERGERSUB, INC.

By:	/s/ James Pepin
Name:	James Pepin
Title:	President

[Signature Page to the Merger Agreement]

AIMMUNE THERAPEUTICS, INC.

By:	/s/ Jayson Dallas, MD
Name:	Jayson Dallas, MD
Title:	Chief Executive Officer

[Signature Page to the Merger Agreement]

Annex I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added, without duplication, to the shares of Company Common Stock owned by Parent and its wholly owned Subsidiaries, would represent at least a majority of the Fully Diluted Shares as of the expiration of the Offer (the “Minimum Tender Condition”); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; or (c) any of the following conditions shall have occurred:

(i)    there shall be any Restraint in the United States or Germany in effect restraining, enjoining, making illegal, or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer as of the expiration of the Offer;

(ii)    the approvals required under any Non-U.S. Merger Control Law in Germany shall not have been obtained at or prior to the expiration of the Offer;

(iii)    (A) any of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in the first sentence of Section 4.01 (Organization, Standing and Corporate Power), Section 4.03(a) (Capital Structure), Section 4.04 (Authority; Recommendation), Section 4.07(ii) (Absence of Certain Changes), and Section 4.24 (Brokers and Other Advisors)) shall not be true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded); (B) the representations and warranties of the Company set forth in Section 4.04 (Authority; Recommendation), Section 4.24 (Brokers and Other Advisors) and in the first sentence of Section 4.01 (Organization, Standing and Corporate Power) shall not be true and correct in all material respects; and (C) the representations and warranties of the Company set forth in Section 4.03(a) (Capital Structure) shall not be true and correct except for de minimis inaccuracies that would not, individually or in the aggregate, reasonably be expected to cause the aggregate amounts to be paid by Parent in connection with this Agreement to increase by more than $2,000,000; and (D) clause (ii) of the representation and warranty of the Company set forth in Section 4.07 (Absence of Certain Changes) shall not be true and correct in all respects in the case of each of clause (A), (B), (C) and (D), as of the date of this Agreement and as of consummation of the Offer as though made at such time (except to the extent expressly made as of a specific date, in which case as of such specific date);

Annex I-1

(iv)    the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the expiration of the Offer;

(v)    since the date of this Agreement, there shall have occurred a Material Adverse Effect;

(vi)    the Company shall have failed to deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (c)(iii), (c)(iv) and (c)(v) above shall have occurred; or

(vii)    this Agreement shall have been terminated in accordance with its terms.

For purposes of determining whether the Minimum Tender Condition has been satisfied, Parent and Merger Sub shall exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures that have not actually been “received” (as defined in Section 251(h)(6)(f) of the DGCL) prior to the expiration of the Offer.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC and Nasdaq, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition, which may not be waived). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of August 29, 2020, by and among Sociétés des Produits Nestlé S.A., SPN MergerSub, Inc. and Aimmune Therapeutics, Inc.

Annex I-2

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AIMMUNE THERAPEUTICS, INC.

1.    The name of the corporation is:

Aimmune Therapeutics, Inc.

2.    The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.    The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.    The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.01 par value per share.

5.    The name and mailing address of the incorporator is as follows:

[●]

6.    The corporation is to have perpetual existence.

7.    In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, adopt, alter, amend or repeal the By-laws of the corporation.

8.    Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the corporation or in the By-laws of the corporation. Elections of directors of the corporation need not be by written ballot unless the By-laws of the corporation shall so provide.

9.    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

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10.    (A) To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Section 10 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended, automatically and without further action, upon the date of such amendment.

(B) The corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation.

(C) The corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the corporation.

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